Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

CALDERA THERAPEUTICS, INC.;

SYNLOGIC, INC.;

SONIC HOLDCO, INC.;

YELLOWSTONE MERGER SUB, INC.;

and

SONIC MERGER SUB, INC.;

Dated as of July 28, 2026

i

3.22	Privacy and Data Security	45
3.23	Concurrent Financing	46
3.24	No Other Representations or Warranties	47

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SYNLOGIC		47

4.1	Due Organization; Subsidiaries	47
4.2	Organizational Documents	48
4.3	Authority; Binding Nature of Agreement	48
4.4	Vote Required	48
4.5	Non-Contravention; Consents	49
4.6	Capitalization	50
4.7	SEC Filings; Financial Statements	51
4.8	Absence of Changes	53
4.9	Absence of Undisclosed Liabilities	53
4.10	Title to Assets	53
4.11	Real Property; Leasehold	53
4.12	Intellectual Property	53
4.13	Agreements, Contracts and Commitments	57
4.14	Absence of Certain Agreements	59
4.15	Compliance; Permits; Restrictions	59
4.16	Legal Proceedings; Orders	61
4.17	Tax Matters	61
4.18	Employee and Labor Matters; Benefit Plans	63
4.19	Environmental Matters	65
4.20	Insurance	66
4.21	Transactions with Affiliates	66
4.22	No Financial Advisors	66
4.23	Valid Issuance; No Bad Actor	66
4.24	Privacy and Data Security	66
4.25	No Other Representations or Warranties	67

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		67

5.1	Due Organization	67
5.2	Authority; Binding Nature of Agreement	67
5.3	No Vote of Parent Stockholders; Required Approval	67
5.4	Litigation	68
5.5	Absence of Certain Agreements	68
5.6	Stock Ownership	68
5.7	Brokers’ Fees	68
5.8	Parent Information	68

ARTICLE VI COVENANTS		69

6.1	Conduct of Caldera’s Business	69
6.2	Conduct of Synlogic’s Business	71
6.3	Conduct of Parent’s Business	73
6.4	Access and Investigation	74
6.5	No Solicitation	75
6.6	Notification of Certain Matters	76
6.7	Synlogic ESPP	76
6.8	Concurrent Financing	77

ARTICLE VII ADDITIONAL AGREEMENTS		77

7.1	Registration Statement; Proxy Statement	77
7.2	Caldera Stockholder Approval	79
7.3	Synlogic Stockholder Meeting	80
7.4	Efforts; Regulatory Approvals; Transaction Litigation	82
7.5	Disclosures	83
7.6	Indemnification of Officers and Directors	83
7.7	Tax Matters	85
7.8	Listing	85
7.9	Legends	86
7.10	Officers and Directors	86
7.11	Termination of Certain Agreements and Rights	87
7.12	Section 16 Matters	87
7.13	Allocation Certificate	87
7.14	Reserved	87
7.15	Obligations of Merger Subs	87
7.16	Takeover Statutes	87
7.17	Parent Equity Plans	88
7.18	Synlogic 401(k) Plan	88

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		88

8.1	Conditions Precedent to Obligations of Each Party	88
8.2	Conditions Precedent to Obligations of Caldera	89
8.3	Conditions Precedent to Obligations of Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub	90
8.4	Frustration of Closing Conditions	91

ARTICLE IX CLOSING DELIVERIES		91

9.1	Closing Deliveries of Caldera	91
9.2	Closing Deliveries of Synlogic	91

ARTICLE X TERMINATION		91

10.1	Termination	91
10.2	Effect of Termination	94
10.3	Expenses; Termination Fees	94

ARTICLE XI GENERAL PROVISIONS		96

11.1	Non-Survival of Representations and Warranties	96
11.2	Amendment	96
11.3	Waiver	96
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	97
11.5	Applicable Law; Jurisdiction	97
11.6	Assignability	97
11.7	Notices	97
11.8	Cooperation	98
11.9	Severability	98
11.10	Other Remedies; Specific Performance	98
11.11	No Third-Party Beneficiaries	99

EXHIBITS

Exhibit A	Form of Synlogic Stockholder Support Agreement
Exhibit B	Form of Caldera Stockholder Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Caldera Stockholder Written Consent
Exhibit E	Form of Securities Purchase Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 28, 2026, by and among CALDERA THERAPEUTICS, INC., a Delaware corporation (“Caldera”), SYNLOGIC, INC., a Delaware corporation (“Synlogic”), SONIC HOLDCO, INC., a Delaware corporation (“Parent”), YELLOWSTONE MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Caldera Merger Sub”), and SONIC MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Synlogic Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A. WHEREAS, Caldera and Synlogic intend to effect a strategic combination of their businesses in accordance with this Agreement and Delaware Law;

B. WHEREAS, on July 27, 2026, Synlogic formed Parent and each of Caldera and Synlogic have determined that from and after the Synlogic Effective Time on the Closing Date, Parent shall act as the parent company for their combined businesses;

C. WHEREAS, Caldera and Parent intend, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, to effect a merger of Caldera Merger Sub with and into Caldera (the “Caldera Merger”). Upon consummation of the Caldera Merger, Caldera Merger Sub will cease to exist, and Caldera will become a direct wholly owned Subsidiary of Parent;

D. WHEREAS, Synlogic and Parent intend, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, to effect a merger of Synlogic Merger Sub with and into Synlogic (the “Synlogic Merger” and together with the Caldera Merger, the “Mergers”) as soon as reasonably practicable following the Caldera Effective Time. Upon consummation of the Synlogic Merger, Synlogic Merger Sub will cease to exist, and Synlogic will become a direct wholly owned Subsidiary of Parent;

E. WHEREAS, the board of directors of Caldera (the “Caldera Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Caldera and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and the other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Caldera vote to approve Caldera Merger;

F. WHEREAS, the board of directors of Synlogic (the “Synlogic Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Synlogic and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and the other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Synlogic vote to approve the Synlogic Merger (the “Synlogic Stockholder Matters”);

G. WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of Caldera and Synlogic pursuant to the terms of this Agreement (the “Stock Issuance”), and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to (a) approve the Stock Issuance and (b) adopt this Agreement and thereby approve the Contemplated Transactions;

H. WHEREAS, the board of directors of Caldera Merger Sub (the “Caldera Merger Sub Board”) and the board of directors of Synlogic Merger Sub (the “Synlogic Merger Sub Board”) has each (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of its sole stockholder and Caldera Merger Sub and Synlogic Merger Sub, respectively, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Caldera Merger Sub and Synlogic Merger Sub, respectively, adopt this Agreement and thereby approve the Contemplated Transactions;

I. WHEREAS, the sole stockholder of each of Parent, Caldera Merger Sub and Synlogic Merger Sub has determined that the Contemplated Transactions, and in the case of Parent, the Stock Issuance, are in the best interest of Parent, Caldera Merger Sub, and Synlogic Merger Sub respectively, and each of their respective stockholders, has approved this Agreement and the Contemplated Transactions, and in the case of Parent, the Stock Issuance;

J. WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Caldera’s willingness to enter into this Agreement, the stockholders, officers and directors of Synlogic set forth on Section A of the Synlogic Disclosure Schedule (solely in their capacity as stockholders of Synlogic) are executing support agreements in favor of Caldera in substantially the form attached hereto as Exhibit A (the “Synlogic Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Synlogic Common Stock in favor of (a) this Agreement and (b) the Annual Meeting Synlogic Stockholder Vote;

K. WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Synlogic’s willingness to enter into this Agreement, the officers, directors and stockholders (together with their Affiliates) of Caldera set forth on Section A of the Caldera Disclosure Schedule (solely in their capacity as stockholders of Caldera) are executing support agreements in favor of Synlogic in substantially the form attached hereto as Exhibit B (the “Caldera Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Caldera Capital Stock in favor of this Agreement;

L. WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Caldera’s and Synlogic’s willingness to enter into this Agreement, the officers and directors of Caldera and Synlogic set forth on Section C of the Caldera Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”);

M. WHEREAS, it is expected that promptly after the Registration Statement is declared effective under the Securities Act, the stockholders of Caldera sufficient to adopt and approve this Agreement and the Mergers as required under Delaware Law and Caldera’s Organizational Documents will execute and deliver an action by written consent in order to obtain the Required Caldera Stockholder Approval in substantially the form attached hereto as Exhibit D (each, a “Caldera Stockholder Written Consent” and collectively, the “Caldera Stockholder Written Consents”);

N. WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement by and among Caldera, Parent and the Persons named therein (representing an aggregate commitment no less than the Concurrent Financing Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Caldera Common Stock set forth therein immediately prior to the Caldera Effective Time in connection with the Concurrent Financing in substantially the form attached hereto as Exhibit E (the “Securities Purchase Agreement”); and

O. WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Mergers will qualify as (i) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, with respect to which each of Caldera, Caldera Merger Sub, Synlogic, Synlogic Merger Sub and Parent are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) or (ii) a tax-deferred exchange governed by Section 351(a) of the Code (the “Intended Tax Treatment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1 Definitions. For purposes of this Agreement (including this Section 1.1):

“2026 Equity Incentive Plan” shall mean an equity incentive plan of Parent in form and substance as agreed to by Caldera and Synlogic (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Parent Common Stock to be mutually agreed upon by Caldera and Synlogic (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2026 ESPP” shall mean an “employee stock purchase plan” of Parent in form and substance as agreed to by Caldera and Synlogic (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Parent Common Stock to be mutually agreed upon by Caldera and Synlogic (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2026 Plans” shall mean both the 2026 ESPP and the 2026 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Caldera, on the one hand, or Synlogic, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the Concurrent Financing.

“Acquisition Proposal” means, with respect to any party hereto, any proposal or offer from any Person (other than the other party or any of its Representatives) providing for an Acquisition Transaction (in each case other than the Concurrent Financing).

“Acquisition Transaction” means any transaction or series of related transactions involving (other than, as applicable, the Caldera Preferred Stock Conversion and the Concurrent Financing):

(i)

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (iii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(ii)

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Caldera Associate” means any current or former employee, officer, director, individual independent contractor or other individual non-employee service provider of Caldera or any of its Subsidiaries.

“Caldera Balance Sheet” means the unaudited balance sheet of Caldera for the year ended December 31, 2025.

“Caldera Capital Stock” means Caldera Common Stock and Caldera Preferred Stock.

“Caldera Capitalization Representations” means the representations and warranties of Caldera set forth in Sections 3.6(a) and 3.6(d).

“Caldera Common Stock” means the common stock, $0.0001 par value per share, of Caldera.

“Caldera Contract” means any Contract: (i) to which Caldera or any of its Subsidiaries is a party, (ii) by which Caldera or any of its Subsidiaries, any Caldera IP Rights, any other asset of Caldera or any Caldera Exclusively Licensed IP Rights, is or may become bound or under which Caldera or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Caldera or any of its Subsidiaries has or may acquire any right or interest.

“Caldera Employee Plan” means any Employee Plan that Caldera or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to (including on account of an ERISA Affiliate), or (v) utilizes to provide benefits to or otherwise cover any Caldera Associate (or their spouses, dependents, or beneficiaries).

“Caldera Equity Plan” means the Caldera 2025 Equity Incentive Plan, as amended from time to time.

“Caldera Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (i) the number of Caldera Merger Shares by (ii) the number of Caldera Outstanding Shares.

“Caldera Exclusively Licensed IP Rights” means Caldera Licensed IP rights exclusively licensed to Caldera or any of its Subsidiaries.

“Caldera Fundamental Representations” means the representations and warranties of Caldera set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.21.

“Caldera IP Rights” means all Intellectual Property rights that are (i) owned or purported to be owned, whether wholly or jointly with others, or controlled by Caldera or any of its Subsidiaries (“Caldera Owned IP Rights”), or (ii) licensed or sublicensed to Caldera or any of its Subsidiaries (“Caldera Licensed IP Rights”).

“Caldera IP Rights Agreement” means any Contract governing, transferring or licensing, related to or pertaining to any Caldera IP Rights other than any confidential information provided under confidentiality agreements.

“Caldera Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Caldera Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Caldera or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Caldera Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto, (ii) the taking of any action, or the failure to take any action, by Caldera that is expressly required to be taken or not taken under the terms and conditions of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in, or any compliance with GAAP or applicable Law or the interpretation thereof (provided that, this clause (iv) does not exclude any Effect resulting from any underlying noncompliance with GAAP or applicable Law), (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Caldera and its Subsidiaries operate or any changes in the conditions thereof, (vi) any change in the cash position of Caldera and its Subsidiaries which results from operations in the Ordinary Course of Business, or (vii) any failure of Caldera to meet any projections, business plans or forecasts (provided that, this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Caldera Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Caldera Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Caldera and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Caldera and its Subsidiaries operate.

“Caldera Option” means each option to purchase shares of Caldera Common Stock granted by Caldera including, without limitation, under the Caldera Equity Plan.

“Caldera Outstanding Shares” means, the total number of shares of Caldera Common Stock outstanding immediately prior to the Caldera Effective Time (after giving effect to the Caldera Preferred Stock Conversion) expressed on a fully-diluted and as-converted to Caldera Common Stock on a “treasury method” basis and assuming, without limitation or duplication, the issuance of all shares of Caldera Common Stock that would be issued assuming the acceleration and exercise and conversion of all Caldera Options outstanding as of immediately prior to the Caldera Effective Time (including shares of Caldera Common Stock underlying Caldera Options that will not be accelerated or exercised immediately prior to the Caldera Effective Time); provided, that any shares of Caldera Common Stock issued in the Concurrent Financing will not be included for the purpose of calculating the number of Caldera Outstanding Shares.

“Caldera Preferred Stock” means, collectively, the Caldera Series A Preferred Stock and the Caldera Series A-1 Preferred Stock.

“Caldera Registered IP” means all Caldera IP Rights, owned or purported to be owned by Caldera or exclusively licensed to Caldera or any of its Subsidiaries, that are registered, filed, issued or otherwise granted under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Caldera Series A Preferred Stock” means the preferred stock, $0.00001 par value per share, of Caldera, designated as Series A Preferred Stock.

“Caldera Series A-1 Preferred Stock” means the preferred stock, $0.00001 par value per share, of Caldera, designated as Series A-1 Preferred Stock.

“Caldera Triggering Event” shall be deemed to have occurred if: (i) Caldera shall have failed to include in the Caldera Proxy Statement the Caldera Board Recommendation (ii) the Caldera Board or any committee thereof shall have made a Caldera Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal (other than with Synlogic) or (iii) Caldera shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.5).

“Cash and Cash Equivalents” means all (i) cash and cash equivalents and (ii) marketable securities, in each case determined in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Concurrent Financing” means the issuance and sale by Caldera of shares of Caldera Common Stock in a private placement to be consummated immediately prior to the Caldera Effective Time pursuant to the Securities Purchase Agreement or pursuant to securities purchase agreements entered into by Caldera after the date of this Agreement that provide for the sale of Caldera Common Stock immediately prior to the Caldera Effective Time at a per share price that is not less than the per share price provided in the Securities Purchase Agreement and on terms and conditions substantially similar to the terms and conditions of the Securities Purchase Agreement.

“Concurrent Financing Amount” means $278,000,000.

“Confidentiality Agreement” means the Confidential Disclosure Agreement, dated as of June 17, 2026, by and between Caldera and Synlogic.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Mergers and the other transactions contemplated by this Agreement, including the Concurrent Financing.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) any other plan, program, policy, agreement or arrangement providing for stock options, stock purchases, restricted stock, restricted stock units, phantom equity, other equity or equity-based incentives, bonuses, commissions, severance, retention, nonqualified deferred compensation, change in control, transaction, supplemental income, vacation, retirement, pension, profit-sharing, post-retirement health and welfare, disability, fringe benefit, sick, vacation or paid time-off, reimbursement, life insurance, perquisites, medical, dental, vision, employee assistance, health savings accounts, flexible spending accounts, Section 125 “cafeteria”, or similar benefits; and (iii) all other plans, programs, policies, agreements or arrangements (whether written or unwritten) providing compensation or benefits to any current or former employee, officer, director, individual independent contractor and other non-employee service provider.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person, trade or business that would be treated as a single employer with such Entity, part of the same “controlled group” as such Entity or under common control with such Entity under Sections 414(b), (c), (m) or (o) of the Code or 4001(b)(1) of ERISA, as applicable.

“Excepted Contract” means any and all (a) non-exclusive licenses for generally unmodified and commercially available shrink-wrap, click wrap and off-the-shelf software or software as a service, (b) non-disclosure agreements entered into (i) in the Ordinary Course of Business by Caldera or Synlogic, as applicable, or any of its Subsidiaries or (ii) in connection with discussions, negotiations, and transactions related to this Agreement or any transactions that were evaluated or pursued as an alternative to the transactions contemplated hereby, (c) clinical trial agreements with individual clinical sites and material transfer agreements, in each case, entered into in the Ordinary Course of Business and that do not transfer ownership of material Intellectual Property to any Person other than Caldera or Synlogic, as applicable, or any of its Subsidiaries, or grant rights to use material Intellectual Property for the supply, manufacturing, development or commercialization of products (other than on behalf of, or for the benefit of, Caldera or Synlogic, as applicable, or any of its Subsidiaries), or (d) confirmatory purchase orders, (e) quality agreements, business associate agreements, or data processing addenda entered into in the Ordinary Course of Business by Caldera or Synlogic, as applicable, or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government or institution, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means any and all intellectual property and similar proprietary rights of any kind or nature, whether protected, created or arising under any Law, throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign and international patents, patent applications, including all provisional applications, non-provisional applications, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention, statutory invention registrations and any equivalents of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade names, corporate names, brand names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby (“Trademarks”), (iii) Internet domain names, (iv) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (v) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (vi) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law), know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, (vi) registrations, applications, extensions, restorations and renewals of any of the foregoing in any jurisdiction, (vii) all United States and foreign rights arising under or associated with any of the foregoing, (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world and (ix) all other rights similar or pertaining to, or tangible embodiments of, any of the foregoing in any country worldwide.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to any Person, (i) an executive officer of such Person; and (ii) any employee of such Person, that reports directly to the chief executive officer of such Person.

“Knowledge” means (i) of Caldera, with respect to any matter in question, the actual knowledge of the individuals set forth in Section 1.1 of the Caldera Disclosure Schedule, and (ii) of Synlogic, with respect to any matter in question, the actual knowledge of individuals set forth in Section 1.1(a)(i) of the Synlogic Disclosure Schedule, and, in each case, the knowledge that any such individual would reasonably be expected to have obtained in the ordinary course of the performance of such individual’s employment responsibilities. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel, excluding any office actions and other ex parte proceedings conducted in the ordinary course of prosecuting or maintaining any registration or application for registration of any Patent or Trademark.

“Merger Shares” means the sum determined by adding (i) the Caldera Merger Shares plus (ii) the Synlogic Merger Shares, plus the Concurrent Financing Merger Shares, in which:

(i)	“Aggregate Valuation” means the sum of (A) the Caldera Equity Value, plus (B) the Synlogic Valuation, plus (C) the Concurrent Financing Proceeds;

(ii)	“Caldera Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Caldera Equity Value by (B) the Aggregate Valuation;

(iii)	“Caldera Equity Value” means $500,000,000;

(iv)	“Caldera Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Caldera Allocation Percentage;

(v)	“Concurrent Financing Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Concurrent Financing Proceeds by (ii) the Aggregate Valuation;

(vi)	“Concurrent Financing Merger Shares” means, the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Concurrent Financing Allocation Percentage;

(vii)	“Concurrent Financing Proceeds” means the proceeds resulting from the Concurrent Financing;

(viii)	“Post-Closing Parent Shares” means the quotient determined by dividing (i) the Synlogic Merger Shares by (ii) the Synlogic Allocation Percentage.

(ix)	“Synlogic Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Synlogic Valuation by (B) the Aggregate Valuation;

(x)	“Synlogic Equity Value” means $18,000,000;

(xi)	“Synlogic Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Synlogic Allocation Percentage;

(xii)	“Synlogic Target Net Cash” means $6,000,000;

(xiii)

“Synlogic Valuation” means the Synlogic Equity Value; provided, that if the Final Synlogic Net Cash is above or below the Synlogic Target Net Cash, then the Synlogic Valuation will be adjusted (up or down, as applicable) on a dollar-for-dollar basis by the difference of (i) the Final Synlogic Net Cash and (ii) the Synlogic Target Net Cash; provided, further, that in no event shall the Synlogic Valuation be less than $8,000,000; and

For the avoidance of doubt, the Concurrent Financing Proceeds shall not be included in the calculation or determination of the Synlogic Valuation or any component thereof. Set forth on Section 1.1(a)(ii) on the Caldera Disclosure Schedule is an illustrative example of the calculation of the Merger Shares.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” as described in Section 413(c) of the Code.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market, which, for the avoidance of doubt, does not include the OTC Market Group, Inc.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority, excluding any office actions and other decisions to the extent arising from ex parte proceedings conducted in the ordinary course of prosecuting or maintaining any registration or application for registration of any Patent or Trademark.

“Ordinary Course of Business” means, in the case of each of Caldera and Synlogic, such actions taken in the ordinary course of its normal operations.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association, formation, incorporation or organization or limited partnership, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Party” or “Parties” means Caldera, Caldera Merger Sub, Synlogic, Synlogic Merger Sub and Parent.

“Permitted Encumbrance” means (i) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Caldera Balance Sheet or the Synlogic Balance Sheet, as applicable, in accordance with GAAP, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Caldera or Synlogic, as applicable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, (vi) liens arising under applicable securities Law, (vii) imperfections of title with respect to Intellectual Property Rights that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Caldera or Synlogic, as applicable, and (viii) non-exclusive licenses of Intellectual Property granted by Synlogic or Caldera, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means (i) data and information concerning an identifiable natural person, or (ii) any information that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” or other analogous term under Privacy Laws.

“Privacy Laws” mean Laws relating to privacy, data security and/or collection, use or other processing of Personal Information.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Stockholders” means the Synlogic stockholders party to the Synlogic Stockholder Support Agreements.

“Standard IP Contracts” means any and all such Contracts to the extent they fall into one or more of the following categories: (A) non-exclusive licenses for any off-the-shelf software or software-as-a-service that are generally commercially available on nondiscriminatory pricing terms, and for which such software or software-as-a-service is not incorporated into, or distributed with, the products or services provided by Synlogic or Caldera, as applicable, or its Subsidiaries; (B) non-disclosure agreements, (C) employment agreements, employee invention assignment agreements, consulting services agreements, clinical trial agreements, sponsored research agreements and materials transfer agreements, entered into in the Ordinary Course of Business; (D) licenses for open source software; (E) Contracts with any employees, contractors or service providers of Synlogic or Caldera, as applicable, or any other Contracts entered into in the Ordinary Course of Business, in each case, except to the extent such Contracts include a transfer of ownership of, or grant of rights to use for the development, supply, manufacturing or commercialization of products under, any material Intellectual Property rights owned by Synlogic or Caldera, as applicable, or its Subsidiaries (other than on behalf of or for the benefit of Synlogic or Caldera, as applicable, or its Subsidiaries); (E) transfers or grants of immaterial incidental rights (e.g., feedback or publicity rights) that are incidental to the primary purpose of the Contract (entered into in the Ordinary Course of Business) in which they are included; and (G) non-exclusive licenses granted in the Ordinary Course of Business by Synlogic or Caldera, as applicable, or its Subsidiaries to its customers, end users or distributors in connection with its sale of products.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for this purpose).

“Subsidiary” means, with respect to a Person, an Entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (ii) is on terms and conditions that the Caldera Board or the Synlogic Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms and any termination or break-up fees and conditions to consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Caldera’s stockholders or Synlogic’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Synlogic Associate” means any current or former employee, officer, director, individual independent contractor or other individual non-employee service provider of Synlogic or any of its Subsidiaries.

“Synlogic Balance Sheet” means the audited balance sheet of Synlogic for the year ended December 31, 2025.

“Synlogic Capitalization Representations” means the representations and warranties of Synlogic set forth in Sections 4.6(a) and 4.6(d).

“Synlogic Contract” means any Contract: (i) to which Synlogic or any of its Subsidiaries is a party, (ii) by which Synlogic or any Synlogic Owned IP Rights or any other asset of Synlogic or any of its Subsidiaries, is or may become bound or under which Synlogic or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Synlogic or any of its Subsidiaries has or may acquire any right or interest.

“Synlogic Covered Person” means, with respect to Synlogic as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Synlogic Employee Plan” means any Employee Plan that Synlogic or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to (including on account of an ERISA Affiliate), or (v) utilizes to provide benefits to or otherwise cover any Synlogic Associate.

“Synlogic Equity Plans” means the Synlogic 2017 Stock Incentive Plan, as amended from time to time, the Synlogic 2023 Inducement Equity Incentive Award Plan, as amended from time to time and the Synlogic 2025 Equity Incentive Plan, as amended from time to time.

“Synlogic ESPP” means the Synlogic 2015 Employee Stock Purchase Plan, as amended from time to time.

“Synlogic Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (i) the number of Synlogic Merger Shares by (ii) the number of Synlogic Outstanding Shares.

“Synlogic Fundamental Representations” means the representations and warranties of Synlogic set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4 and 4.22.

“Synlogic IP Rights” means all Intellectual Property rights that are (i) owned or purported to be owned, whether wholly or jointly with others, or controlled by Synlogic or any of its Subsidiaries (“Synlogic Owned IP Rights”), or (ii) licensed or sublicensed to Synlogic or any of its Subsidiaries (“Synlogic Licensed IP Rights”).

“Synlogic IP Rights Agreement” means any Contract governing, transferring or licensing, any Synlogic IP Rights other than any confidential information provided under confidentiality agreements.

“Synlogic ITM Option” means each Synlogic Option that is outstanding as of immediately prior to the Synlogic Effective Time with a per share exercise price less than the closing trading price of a share of Synlogic Common Stock on the last full trading day on which the Synlogic Common Stock is traded prior to the date on which the Synlogic Effective Time occurs.

“Synlogic Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Synlogic Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Synlogic or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Synlogic Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 6.4, or Section 6.5), (ii) the taking of any action, or the failure to take any action, by Synlogic that is expressly required to be taken or not taken under the terms and conditions of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in, or any compliance with, GAAP or applicable Law or the interpretation thereof (provided that, this clause (iv) does not exclude any Effect resulting from any underlying noncompliance with GAAP or applicable Law), (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Synlogic and its Subsidiaries operate or any changes in the conditions thereof, (vi) any change in the stock price or trading volume of Synlogic Common Stock, (vii) any change in the cash, position of Synlogic and its Subsidiaries which results from operations in the Ordinary Course of Business, or (viii) any failure of Synlogic to meet any projections, business plans or forecasts (provided that, this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Synlogic Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Synlogic Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Synlogic and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Synlogic and its Subsidiaries operate.

“Synlogic Net Cash” means without duplication, and in the case of any deductions, to the extent unpaid by Synlogic or any of its Subsidiaries immediately prior to the Synlogic Effective Time, (i) Synlogic’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Synlogic Balance Sheet; minus (ii) all Transaction Expenses of Synlogic to the extent unpaid as of the Closing, and any Liabilities to any Synlogic Associate for change in control or transaction bonuses, retention bonuses, severance or other compensatory payments or benefits that are due and payable as a result of the completion of the Contemplated Transactions, either taken alone or in combination with any other event, including payments with “double trigger” provisions related to terminations occurring at or prior to the Closing (in each case, including the employer portion of any payroll or similar Taxes payable with respect thereto), minus (iii) all long-term and short-term Liabilities of Synlogic as of immediately prior to the Synlogic Effective Time, including, without duplication, all Liabilities (A) with respect to accrued but unpaid bonuses, severance and vacation or paid time off (in each case, including the employer portion of any payroll or similar Taxes payable with respect thereto), (B) with respect to accounts payable and accrued expenses, (C) with respect to contractual commitments for future payments, whether absolute, contingent or otherwise, in connection with the Synlogic Real Estate Leases (including any payments due as a result of the termination thereof) and (D) with respect to contractual commitments for future payments, whether absolute, contingent or otherwise, pursuant to any Intellectual Property licensing agreements (including any payments due as a result of the termination thereof), minus (iv) all unpaid Liabilities and expenses incurred, or to be incurred, in connection with the wind-down of Synlogic’s business, minus (v) the aggregate costs for obtaining the D&O tail insurance policy under Section 7.6(d) to the extent unpaid, minus (vi) mutually agreed estimated settlement amounts and plaintiff fees and costs for any Legal Proceeding initiated, or threatened in writing against a Transaction Litigation Party and/or its directors or officers relating to the Registration Statement, existing as of the Closing (50% of such amounts in the case of Legal Proceedings or threatened Legal Proceedings based solely on disclosure in the Registration Statement or the Synlogic Proxy Statement or demands under Section 220 of the Delaware General Corporation Law reasonably expected to be resolved by supplemental disclosure). For avoidance of doubt, Cash and Cash Equivalents received in the Concurrent Financing will be excluded from the calculation of Synlogic Net Cash.

“Synlogic Option” means each option to purchase shares of Synlogic Common Stock granted by Synlogic, including, without limitation, under the Synlogic Equity Plans, but, for the avoidance of doubt, excluding the Synlogic ESPP.

“Synlogic Outstanding Shares” means the total number of shares of Synlogic Common Stock outstanding immediately prior to the Synlogic Effective Time expressed on a fully-diluted basis and assuming, without limitation or duplication, (A) the issuance of shares of Synlogic Common Stock as a result of the net exercise of all Synlogic ITM Options immediately prior to the Synlogic Effective Time, (B) the issuance of shares of Synlogic Common Stock as a result of the net exercise of all Synlogic Warrants immediately prior to the Synlogic Effective Time, and (C) the exclusion of shares of Synlogic Common Stock held by Synlogic as treasury stock or owned by Caldera or any of its Subsidiaries or any Subsidiary of Synlogic immediately prior to the Synlogic Effective Time.

“Synlogic Registered IP” means all Synlogic IP Rights, owned or purported to be owned by Synlogic or exclusively licensed to Synlogic or any of its Subsidiaries, that are registered, filed, issued or otherwise granted under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Synlogic Reverse Stock Split” means, subject to the approval by the Synlogic stockholders of an amendment to the Organizational Documents of the Synlogic authorizing the same, a reverse stock split of Synlogic Common Stock as may be effected by Synlogic upon a determination by the Synlogic Board no later than ten (10) calendar days following the Synlogic Stockholder Meeting.

“Synlogic Warrants” means those certain warrants to purchase an aggregate of 8,116,546 shares of Synlogic Common Stock, by and between Synlogic and the holders party thereto.

“Synlogic Triggering Event” shall be deemed to have occurred if: (i) Synlogic shall have failed to include in the Synlogic Proxy Statement the Synlogic Board Recommendation, (ii) the Synlogic Board or any committee thereof shall have made a Synlogic Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal (other than with Caldera), (iii) Synlogic shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.5) or (iv) the Synlogic Board or any committee thereof shall have failed to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof.

“Tax” means (i) any U.S. federal, state or local or non-U.S. tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, imputed underpayment amount, payroll tax, customs duty, escheat, unclaimed property, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to Synlogic, the aggregate amount (without duplication) of all costs, fees, Taxes and expenses incurred by Synlogic and its Subsidiaries, or for which Synlogic and any of its Subsidiaries are or may become liable in connection with the Mergers and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Mergers, including (i) any fees and expenses of legal counsel, accountants, payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Synlogic; (ii) any Taxes actually incurred by Synlogic with respect to the payment of any other item listed in this definition of Transaction Expenses; (iii) the premiums, commissions and other fees paid or payable in connection with obtaining Synlogic’s D&O tail policy and (iv) the greater of (a) fifty percent (50%) of all fees and expenses payable to the SEC and for printing and EDGAR services incurred in connection with the Mergers and (b) the total fees and expenses payable to the SEC and for printing and EDGAR services incurred in connection with the Mergers minus $150,000.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar law.

(i) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	2.10(e)
Agreement	Preamble
Allocation Certificate	7.13
Annual Meeting Synlogic Stockholder Vote	Recitals
Anticipated Closing Date	2.10(a)
Assumed Caldera Option	2.5(g)
Cash Determination Time	2.10(a)
Caldera	Preamble
Caldera Board	Recitals
Caldera Board Adverse Recommendation Change	7.2(b)

Term	Section
Caldera Board Recommendation	7.2(b)
Caldera Certificate of Merger	2.1
Caldera Closing Certificate	8.3(d)
Caldera Disclosure Schedule	Article III
Caldera Effective Time	2.1
Caldera Financial Statements	3.7(a)
Caldera Intervening Event	7.2(c)
Caldera IT Systems	3.22(b)
Lock-Up Agreements	Recitals
Caldera Material Contract	3.13(a)
Caldera Merger	Recitals
Caldera Merger Sub	Preamble
Caldera Merger Sub Board	Recitals
Caldera Merger Surviving Corporation	2.1
Caldera Notice Period	7.2(c)
Filing Deadline	7.1(a)
Intended Tax Treatment	Recitals
Liability	3.9
Mergers	Recitals
Nasdaq Listing Application	7.8
Net Synlogic Option Shares	2.6(g)
Ordinary Course Agreement	3.16(f)
Outside Date	10.1(b)
Parent	Preamble
Parent Board	Recitals
PCAOB	3.7(e)
PCAOB Auditor	3.7(e)
Permitted Alternative Agreement	10.1(j)
PHSA	3.14(a)
Pre-Closing Period	6.1(a)
Registration Statement	7.1(a)
Required Synlogic Stockholder Approval	4.4
Required Caldera Stockholder Approval	3.4
Response Date	2.10(b)
Securities Purchase Agreement	Recitals
Stock Issuance	Recitals
Synlogic	Preamble
Synlogic 401(k) Plan	7.18
Synlogic Board	Recitals
Synlogic Board Adverse Recommendation Change	7.3(b)
Synlogic Board Recommendation	7.3(b)
Synlogic Certificate of Merger	2.2
Synlogic Certifications	4.7(a)
Synlogic Closing Certificate	8.2(d)
Synlogic Common Stock	4.6(a)
Synlogic Contingent Worker	4.18(b)
Synlogic Disclosure Schedule	Article IV
Synlogic Effective Time	2.2
Synlogic Proxy Statement	7.1(a)
Synlogic Intervening Event	7.3(c)

Term	Section
Synlogic IT Systems	4.24(b)
Synlogic Material Contract	4.13(a)
Synlogic Merger	Recitals
Synlogic Merger Sub	Preamble
Synlogic Merger Sub Board	Recitals
Synlogic Merger Surviving Corporation	2.2
Synlogic Net Cash Calculation	2.10(a)
Synlogic Net Cash Schedule	2.10(a)
Synlogic Notice Period	7.3(c)
Synlogic Owned IP Rights	1.1
Synlogic Permits	4.15(b)
Synlogic Privacy Policies	4.24(a)
Synlogic Product Candidates	4.15(d)
Synlogic Regulatory Permits	4.15(d)
Synlogic Real Estate Leases	4.11
Synlogic SEC Documents	4.7(a)
Synlogic Stockholder Matters	Recitals
Synlogic Stockholder Meeting	7.3(a)
Synlogic Stockholder Support Agreement	Recitals
Synlogic Termination Fee	10.3(b)
Termination Fee	10.3(b)
Transaction Litigation	7.4(c)
Transaction Litigation Party	7.4(c)
Transfer Taxes	7.7(a)
Withholding Agent	2.12

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business

Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Caldera Disclosure Schedule or the Synlogic Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III or Article IV respectively. The disclosures in any section or subsection of the Caldera Disclosure Schedule or the Synlogic Disclosure Schedule shall qualify other sections and subsections in Article III or Article IV respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions. The inclusion of any information in the Caldera Disclosure Schedule or Synlogic Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Caldera Material Adverse Effect or Synlogic Material Adverse Effect, as the case may be, or is outside the Ordinary Course of Business.

ARTICLE II

THE MERGER

2.1 The Caldera Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Parent and Caldera shall cause Caldera Merger Sub to be merged with and into Caldera, whereupon the separate existence of Caldera Merger Sub shall cease and Caldera shall continue as the surviving corporation of the Caldera Merger and as a wholly owned Subsidiary of Parent (the “Caldera Merger Surviving Corporation”). Parent and Caldera shall cause the Caldera Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger, satisfying the applicable requirements of Delaware Law in a form mutually agreed by Parent and Caldera (the “Caldera Certificate of Merger”). The Caldera Merger shall become effective at the time of the filing of such Caldera Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Caldera Certificate of Merger with the consent of Synlogic and Caldera (the time as of which the Caldera Merger becomes effective being referred to as the “Caldera Effective Time”).

2.2 The Synlogic Merger. Immediately following the Caldera Effective Time, upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, Parent and Synlogic shall cause Synlogic Merger Sub to be merged with and into Synlogic, whereupon the separate existence of Synlogic Merger Sub shall cease and Synlogic shall continue as the surviving corporation of the Synlogic Merger and as a wholly owned Subsidiary of Parent (the “Synlogic Merger Surviving Corporation”). Parent and Synlogic shall cause the Synlogic Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger, satisfying the applicable requirements of Delaware Law in a form mutually agreed by Synlogic and Caldera (the “Synlogic Certificate of Merger”). The Synlogic Merger shall become effective at the time of the filing of such Synlogic Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Synlogic Certificate of Merger with the consent of Synlogic and Caldera; provided that, for the avoidance of doubt, the Synlogic Merger shall be effective after the Caldera Effective Time (the time as of which the Mergers become effective being referred to as the “Synlogic Effective Time”).

2.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the consummation of the Mergers (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, (a) no later than the second Business Day after all the conditions precedent set forth in Article VII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (b) at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.4 Organizational Documents; Directors and Officers.

(a) At the Caldera Effective Time:

(i) the certificate of incorporation of the Caldera Merger Surviving Corporation shall be amended and restated at or prior to the Caldera Effective Time as set forth in an exhibit to the Caldera Certificate of Merger, and as so amended and restated shall be the certificate of incorporation of the Caldera Merger Surviving Corporation until thereafter amended as provided by Delaware Law;

(ii) the bylaws of the Caldera Merger Surviving Corporation shall be amended and restated to be identical to the bylaws of Caldera Merger Sub as in effect immediately prior to the Caldera Effective Time (with the name of Caldera Therapeutics Sub, Inc. as the Caldera Merger Surviving Corporation’s name) until thereafter amended in accordance with Delaware Law and as provided in Caldera Merger Surviving Corporation’s Organizational Documents; and

(iii) the directors and officers of Caldera Merger Surviving Corporation, each to hold office in accordance with the provisions of Delaware Law and Caldera Merger Surviving Corporation’s Organizational Documents shall be as set forth in Section 7.10(c).

(b) At the Synlogic Effective Time:

(i) the certificate of incorporation of the Synlogic Merger Surviving Corporation shall be amended and restated as set forth in an exhibit to the Synlogic Certificate of Merger, and as so amended and restated shall be the certificate of incorporation of the Synlogic Merger Surviving Corporation until thereafter amended as provided by Delaware Law;

(ii) the bylaws of the Synlogic Merger Surviving Corporation shall be amended and restated to be identical to the bylaws of Synlogic Merger Sub as in effect immediately prior to the Synlogic Effective Time (with the name of Synlogic, Inc. as the Synlogic Merger Surviving Corporation’s name) until thereafter amended in accordance with Delaware Law and as provided in Synlogic Merger Surviving Corporation’s Organizational Documents;

(iii) the directors and officers of Synlogic Merger Surviving Corporation, each to hold office in accordance with the provisions of Delaware Law and Synlogic Merger Surviving Corporation’s Organizational Documents shall be as set forth in Section 7.10(b); and

(iv) Parent shall file one or more amendments to its certificate of incorporation to change the name of Parent to Caldera Therapeutics, Inc.

(c) Following the Synlogic Effective Time, Parent shall further take all actions reasonably necessary so that the certificate of incorporation of Parent shall remain in effect, until thereafter amended as provided by Delaware Law, provided, however, that at or prior to the Synlogic Effective Time, Parent shall file one or more amendments to its certificate of incorporation to make such other changes as are agreeable to Caldera.

2.5 Conversion of Shares of Caldera.

(a) Immediately prior to the Caldera Effective Time, all issued and outstanding Caldera Preferred Stock shall be converted into Caldera Common Stock in accordance with, and pursuant to the terms and conditions of, the Organizational Documents of Caldera (the “Caldera Preferred Stock Conversion”).

(b) At the Caldera Effective Time (after giving effect to Caldera Preferred Stock Conversion), by virtue of the Caldera Merger and without any further action on the part of Caldera, Parent, Caldera Merger Sub, or any stockholder of Caldera, subject to Section 2.5(d), the Caldera Common Stock outstanding immediately prior to the Caldera Effective Time (including the shares of Caldera Common Stock issued pursuant to the Concurrent Financing) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Caldera Exchange Ratio.

(c) If any Caldera Common Stock underlying any restricted stock award agreement or other similar agreement with Caldera outstanding immediately prior to the Caldera Effective Time is unvested or is subject to a repurchase option or a risk of forfeiture, then the shares of Parent Common Stock issued in exchange for such Caldera Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture and other applicable terms and conditions, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. From and after the Closing, Parent shall be entitled to exercise any such repurchase option or other right set forth in any such restricted stock award agreement or other agreement without any further action by Caldera, Parent, Caldera Merger Sub or any holder of Caldera Capital Stock.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Caldera Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Parent Common Stock a holder of Caldera Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share. Any remaining fractional share of Parent Common Stock will be rounded up to the nearest whole share.

(e) At the Caldera Effective Time, by virtue of the Caldera Merger and without any further action on the part of Caldera, Parent, Caldera Merger Sub, or any stockholder of Caldera, each share of common stock, $0.001 par value per share, of Caldera Merger Sub issued and outstanding immediately prior to the Caldera Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Caldera Merger Surviving Corporation. If applicable, each stock certificate of Caldera Merger Sub evidencing ownership of any such shares shall, as of the Caldera Effective Time, evidence ownership of such shares of common stock of the Caldera Merger Surviving Corporation until presented for transfer or exchange.

(f) If, between the date of this Agreement and the Caldera Effective Time, the outstanding Caldera Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, Caldera Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Caldera Common Stock and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Caldera or Parent to take any action with respect to Caldera Common Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) At the Caldera Effective Time, each Caldera Option outstanding and unexercised immediately prior to the Caldera Effective Time shall automatically without any further action on the part of Caldera, Parent, Caldera Merger Sub, or any holder of a Caldera Option, be assumed and converted into an option (an “Assumed Caldera Option”) to acquire, on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Caldera Equity Plan and option agreement applicable to such Caldera Option immediately prior to the Caldera Effective Time, the number of shares of Parent Common Stock determined by multiplying the number of shares of Caldera Common Stock subject to such Caldera Option immediately prior to the Caldera Effective Time by the Caldera Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Caldera Option immediately prior to the Caldera Effective Time by the Caldera Exchange Ratio, rounding up to the nearest whole cent; provided, that the conversion of the Caldera Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Caldera Options for purposes of Section 409A or Section 424 of the Code. As of the Caldera Effective Time, Parent will assume the Caldera Equity Plan; provided, further, that (i) the terms of the Assumed Caldera Options shall be further amended as may be necessary to reflect such assumption and conversion of the Caldera Options into Assumed Caldera Options (such as by making any change in control or similar definition relate to Parent instead of Caldera and having any provision that provides for the adjustment of Caldera Options upon the occurrence of certain corporate events of Caldera relate to similar corporate events of Parent instead); and (ii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Caldera Board or any committee thereof with respect to each Assumed Caldera Option.

(h) As soon as reasonably practicable following the Closing Date (but in no event later than five (5) Business Days after Parent first becomes eligible to use Form S-8 for the Assumed Caldera Options and Assumed Synlogic Options), Parent will file an appropriate registration statement on Form S-8 (or such other appropriate form, if required) with respect to the offering of the shares of Parent Common Stock issuable upon the exercise of the Assumed Caldera Options and Assumed Synlogic Options and will use reasonable best efforts to maintain the effectiveness of the registration statement thereafter for so long as any of such options remain outstanding.

2.6 Conversion of Shares of Synlogic.

(a) At the Synlogic Effective Time, by virtue of the Synlogic Merger and without any further action on the part of Synlogic, Parent, Synlogic Merger Sub, or any stockholder of Synlogic, subject to Section 2.6(e), each share of Synlogic Common Stock outstanding immediately prior to the Synlogic Effective Time shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Synlogic Exchange Ratio.

(b) At the Synlogic Effective Time, each Synlogic Warrant shall be treated in accordance with its terms. As soon as reasonably possible following the date hereof, Synlogic shall provide, in accordance with the terms of such Synlogic Warrant, any notices required to be provided to the holder of such Synlogic Warrant, the form of which shall be given to Caldera and its counsel for a reasonable opportunity to review and comment before such notice is provided to the holder of such Synlogic Warrant, and take all such other actions that may be required in accordance with the terms of such Synlogic Warrant prior to the Synlogic Effective Time.

(c) If any Synlogic Common Stock outstanding immediately prior to the Synlogic Effective Time, respectively, is unvested or is subject to a repurchase option or a risk of forfeiture under any applicable restricted stock award agreement or other similar agreement with Synlogic, then the shares of Parent Common Stock issued in exchange for such Synlogic Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture and other applicable terms and conditions, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. Synlogic shall take all actions that may be necessary to ensure that, from and after the Synlogic Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock award agreement or other agreement.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Synlogic Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Parent Common Stock a holder of Synlogic Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share. Any remaining fractional share of Parent Common Stock will be rounded up to the nearest whole share.

(e) At the Synlogic Effective Time, by virtue of the Synlogic Merger and without any further action on the part of Synlogic, Parent, Synlogic Merger Sub, or any stockholder of Synlogic, each share of common stock, $0.001 par value per share, of Synlogic Merger Sub issued and outstanding immediately prior to the Synlogic Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Synlogic Merger Surviving Corporation. If applicable, each stock certificate of Synlogic Merger Sub evidencing ownership of any such shares shall, as of the Synlogic Effective Time, evidence ownership of such shares of common stock of the Synlogic Merger Surviving Corporation until presented for transfer or exchange.

(f) If, between the date of this Agreement and the Synlogic Effective Time, the outstanding Synlogic Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, Synlogic Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Synlogic Common Stock and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Synlogic or Parent to take any action with respect to Synlogic Common Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) Each outstanding Synlogic ITM Option immediately prior to the Synlogic Effective Time shall automatically without any further action on the part of Synlogic, Parent, Synlogic Merger Sub, or any holder of a Synlogic Option, become fully vested and be converted, at the Synlogic Effective Time, into a net exercised share of Parent Common Stock determined by (i) multiplying the number of shares of Synlogic Common Stock subject to such Synlogic Option immediately prior to the Synlogic Effective Time by the Synlogic Exchange Ratio, rounding down to the nearest whole number of shares, and (ii) reducing such number of shares of Parent Common Stock by the number of shares of Parent Common Stock with an aggregate value equal to the sum of (a) the total exercise price for such Synlogic Option (determined by dividing the per share exercise price of such Synlogic Option immediately prior to the Synlogic Effective Time by the Synlogic Exchange Ratio, rounding up to the nearest whole cent) plus (b) any required withholding taxes required to be paid by Synlogic with respect to such net exercise, and (c) dividing such sum of (a) and (b) by the per share price of Parent Common Stock as of the Effective Time (such net number of shares of Parent Common Stock the “Net Synlogic Option Shares”); provided, that the net exercise of the Synlogic Options will be made in a manner consistent with applicable Law. Each outstanding Synlogic Option that is not a Synlogic ITM Option immediately prior to the Synlogic Effective Time shall automatically without any further action on the part of Synlogic, Parent, Synlogic Merger Sub, or any holder of a Synlogic Option, be assumed and converted into an option (an “Assumed Synlogic Option”) to acquire, on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Synlogic Equity Plans and option agreement applicable to such Synlogic Option immediately prior to the Synlogic Effective Time, the number of shares of Parent Common Stock determined by multiplying the number of shares of Synlogic Common Stock subject to such Synlogic Option immediately prior to the Synlogic Effective Time by the Synlogic Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Synlogic Option immediately prior to the Synlogic Effective Time by the Synlogic Exchange Ratio, rounding up to the nearest whole cent; provided, that the conversion of the Synlogic Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Synlogic Options for purposes of Section 409A or Section 424 of the Code. As of the Synlogic Effective Time, Parent will assume the Synlogic Equity Plans; provided, further, that (i) the terms of the Synlogic Options shall be further amended as may be necessary to reflect such assumption and conversion of the Synlogic Options into Assumed Synlogic Options (such as by making any change in control or similar definition relate to Parent instead of Synlogic and having any provision that provides for the adjustment of Synlogic Options upon the occurrence of certain corporate events of Synlogic relate to similar corporate events of Parent instead); and (ii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Synlogic Board or any committee thereof with respect to each Assumed Synlogic Option.

2.7 Closing of Transfer Books.

(a) At the Caldera Effective Time, (i) all Caldera Common Stock outstanding immediately prior to the Caldera Effective Time shall be treated in accordance with Section 2.5, and all holders of certificates representing Caldera Common Stock that were outstanding immediately prior to the Caldera Effective Time shall cease to have any rights as stockholders of Caldera (other than the right to receive Caldera Merger Shares) and (ii) the stock transfer books of Caldera shall be closed with respect to all Caldera Common Stock outstanding immediately prior to the Caldera Effective Time. No further transfer of any such Caldera Common Stock shall be made on such stock transfer books after the Caldera Effective Time.

(b) At the Synlogic Effective Time: (i) all Synlogic Common Stock outstanding immediately prior to the Synlogic Effective Time shall be treated in accordance with Section 2.6, and all holders of certificates representing Synlogic Common Stock that were outstanding immediately prior to the Synlogic Effective Time shall cease to have any rights as stockholders of Synlogic (other than the right to receive Synlogic Merger Shares) and (ii) the stock transfer books of Synlogic shall be closed with respect to all Synlogic Common Stock (including any Synlogic Common Stock underlying Synlogic Warrants and Synlogic Options) outstanding immediately prior to the Synlogic Effective Time. No further transfer of any such Synlogic Common Stock shall be made on such stock transfer books after the Synlogic Effective Time.

2.8 Surrender of Caldera Common Stock.

(a) On or prior to the Closing Date, Synlogic and Caldera shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Mergers (the “Exchange Agent”). At the Caldera Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.5 in exchange for Caldera Common Stock.

(b) Promptly after the Caldera Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Caldera Common Stock that were converted into the right to receive Caldera Merger Shares: (i) if required by the Exchange Agent, a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of Caldera Common Stock in exchange for book-entry shares of Parent Common Stock. Upon execution and delivery of a duly executed letter of transmittal, if required by the Exchange Agent, and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Caldera Common Stock shall be entitled to receive in exchange therefor book-entry shares representing Caldera Merger Shares (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Caldera Effective Time shall be paid to the holder of any Caldera Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Mergers until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of Caldera Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Caldera Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) No Party shall be liable to any former holder of any Caldera Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Surrender of Synlogic Common Stock.

(a) At the Synlogic Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.6 in exchange for Synlogic Common Stock.

(b) Promptly after the Synlogic Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Synlogic Common Stock that were converted into the right to receive Synlogic Merger Shares: (i) if required by the Exchange Agent, a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of Synlogic Common Stock in exchange for book-entry shares of Parent Common Stock. Upon execution and delivery of a duly executed letter of transmittal, if required by the Exchange Agent, and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Synlogic Common Stock shall be entitled to receive in exchange therefor book-entry shares representing Synlogic Merger Shares (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.6.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Synlogic Effective Time shall be paid to the holder of any Synlogic Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Mergers until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of Synlogic Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Synlogic Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) No Party shall be liable to any former holder of any Synlogic Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.10 Calculation of Net Cash.

(a) Not less than ten (10) Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Synlogic and Caldera (the “Anticipated Closing Date”), Synlogic will deliver to Caldera a certificate that includes a schedule (the “Synlogic Net Cash Schedule”, and the date of delivery of the Synlogic Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Synlogic’s good faith, estimated calculation of Synlogic Net Cash (the “Synlogic Net Cash Calculation”) at the close of business of the Closing Date (the “Cash Determination Time”) prepared and signed by Synlogic’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Synlogic). Synlogic will deliver to Caldera an estimated Synlogic Net Cash Schedule seven (7) days prior to the filing of the Registration Statement and every four weeks thereafter. Synlogic shall make available to Caldera (electronically to the greatest extent possible), as reasonably requested by Caldera, the work papers and back-up materials used or useful in preparing the Synlogic Net Cash Schedule and the estimated Synlogic Net Cash Schedules and, if reasonably requested by Caldera, Synlogic’s accountants and counsel at reasonable times and upon reasonable notice. The Synlogic Net Cash Calculation shall include Synlogic’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1 necessary to calculate Caldera Merger Shares. Set forth on Section 2.10(a) of the Synlogic Disclosure Schedule is an illustrative example of Synlogic Net Cash calculation calculated on a hypothetical basis as of the date described therein.

(b) Within five (5) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Caldera shall have the right to dispute any part of the Synlogic Net Cash Calculation by delivering a written notice to that effect to Synlogic (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Synlogic Net Cash Calculation.

(c) If, on or prior to the Response Date, (i) Caldera notifies Synlogic in writing that it has no objections to the Synlogic Net Cash Calculation or (ii) if prior to 5:00 p.m. (New York City time) on the Response Date, Caldera has failed to deliver a Dispute Notice as provided in Section 2.10(b), then the Synlogic Net Cash Calculation as set forth in the Synlogic Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Synlogic Net Cash at the Cash Determination Time (the “Final Synlogic Net Cash”) for purposes of this Agreement.

(d) If Caldera delivers a Dispute Notice on or prior to 5:00 p.m. (New York City time) on the Response Date, then Representatives of Synlogic and Caldera shall promptly, and in no event later than one calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Synlogic Net Cash, which agreed upon Synlogic Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Synlogic Net Cash for purposes of this Agreement.

(e) If Representatives of Synlogic and Caldera are unable to negotiate an agreed-upon determination of Final Synlogic Net Cash pursuant to Section 2.10(d) within two (2) calendar days after delivery of the Dispute Notice (or such other period as Synlogic and Caldera may mutually agree upon), then any remaining disagreements as to the calculation of Synlogic Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Synlogic and Caldera (the “Accounting Firm”). Synlogic shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Synlogic Net Cash Schedule, and Synlogic and Caldera shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. Synlogic and Caldera shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Synlogic and Caldera. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Synlogic Net Cash made by the Accounting Firm shall be made in writing delivered to each of Synlogic and Caldera, shall be final and binding on Synlogic and Caldera and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Synlogic Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.10(e). The fees and expenses of the Accounting Firm shall be allocated between Synlogic and Caldera in the same proportion that the disputed amount of the Synlogic Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Synlogic Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Caldera and any other fees, costs or expenses incurred by Caldera following the Anticipated Closing Date in connection with the procedures set forth in this Section 2.10(e) shall be deducted from the final determination of the amount of Synlogic Net Cash. If this Section 2.10(e) applies as to the determination of the Final Synlogic Net Cash described in Section 2.10(a), upon resolution of the matter in accordance with this Section 2.10(e), the Parties shall not be required to determine Synlogic Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Synlogic and Caldera may require a redetermination of the Final Synlogic Net Cash if the Closing Date is more than ten (10) calendar days after the Anticipated Closing Date.

2.11 Further Action.

(a) If, at any time after the Caldera Effective Time, any further action is determined by the Caldera Merger Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Caldera Merger Surviving Corporation with full right, title and possession of and to all rights and property of Caldera, then the officers and directors of the Caldera Merger Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Caldera, in the name of Caldera Merger Sub, in the name of the Caldera Merger Surviving Corporation and otherwise) to take such action.

(b) If, at any time after the Synlogic Effective Time, any further action is determined by the Synlogic Merger Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Synlogic Merger Surviving Corporation with full right, title and possession of and to all rights and property of Synlogic, then the officers and directors of the Synlogic Merger Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Synlogic, in the name of Synlogic Merger Sub, in the name of the Synlogic Merger Surviving Corporation and otherwise) to take such action.

2.12 Withholding. Each of the Exchange Agent, Parent, the Caldera Merger Surviving Corporation and the Synlogic Merger Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided, however, that if a Withholding Agent determines that any payment in connection with the Contemplated Transactions is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 7.7(b), such Withholding Agent shall use reasonable best efforts to (i) provide reasonable advance notice to such recipient after such determination and (ii) reasonably cooperate with such recipient prior to the Closing to reduce or eliminate any such deduction and/or withholding. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Synlogic Common Stock that are outstanding immediately prior to the Synlogic Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Synlogic Common Stock in accordance with Delaware Law or shares of Caldera Common Stock that are outstanding immediately prior to the Caldera Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Caldera Common Stock in accordance with Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration described in Section 2.5 or Section 2.6, respectively, attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Synlogic Common Stock or shares of Caldera Common Stock, as applicable, held by them in accordance with Delaware Law, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Delaware Law. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Synlogic Common Stock or shares of Caldera Common Stock, as applicable, under Delaware Law (whether occurring before, at or after the Synlogic Effective Time or Caldera Effective Time, as applicable) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Synlogic Effective Time or Caldera Effective Time, as applicable, the right to receive the consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5 or Section 2.6, respectively. Each Party shall give the other prompt written notice of any demands by dissenting stockholders received thereby, withdrawals of such demands and any other instruments served thereupon and any material correspondence received thereby in connection with such demands, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Synlogic and Caldera shall have the right to participate in such negotiations and proceedings. No Party, except with the other Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CALDERA

Except as set forth in the written disclosure schedule delivered by Caldera to Synlogic (the “Caldera Disclosure Schedule”), Caldera represents and warrants to Synlogic as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Caldera and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. All of Caldera’s Subsidiaries are directly or indirectly wholly-owned by Caldera.

(b) Each of Caldera and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Caldera Material Adverse Effect.

(c) Except as set forth on Section 3.1(c) of the Caldera Disclosure Schedule, Caldera has no Subsidiaries and Caldera does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Caldera is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Caldera has not agreed and is not obligated to make, nor is Caldera bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Caldera has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Caldera has delivered to Synlogic accurate and complete copies of Caldera’s and its Subsidiaries’ Organizational Documents. Neither Caldera nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. Each of Caldera and its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Caldera Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Caldera and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend the Caldera Board Recommendation to the stockholders of Caldera as promptly as practicable after the forms thereof are mutually agreed to by Synlogic and Caldera. This Agreement has been duly executed and delivered by Caldera and assuming the due authorization, execution and delivery by Synlogic, constitutes the legal, valid and binding obligation of Caldera, enforceable against Caldera in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of at least (i) a majority of the then outstanding shares of Caldera Common Stock outstanding on the record date for the Caldera Stockholder Written Consent and (ii) a majority of the then outstanding shares of Caldera Preferred Stock voting as a single class on an as-converted basis (together, the “Required Caldera Stockholder Approval”), is the only vote of the holders of any class or series of Caldera Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Caldera Stockholder Approval and the filing of the Caldera Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Caldera, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Caldera or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Caldera or its Subsidiaries, or any of the assets owned or used by Caldera or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Caldera or its Subsidiaries or that otherwise relates to the business of Caldera, or any of the assets owned, leased or used by Caldera;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Caldera Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Caldera Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Caldera Material Contract, (C) accelerate the maturity or performance of any Caldera Material Contract or (D) cancel, terminate or modify any term of any Caldera Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Caldera or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 3.5 of the Caldera Disclosure Schedule under any Caldera Contract, (ii) the Required Caldera Stockholder Approval, (iii) the filing of the Caldera Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Caldera nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Caldera Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Caldera consists of (i) 151,561,000 shares of Caldera Common Stock of which 31,468,322 shares have been issued and are outstanding as of July 28, 2026, and (ii) 101,785,713 shares of Caldera Preferred Stock of which (a) 75,000,000 shares have been designated Caldera Series A Preferred Stock of which 75,000,000 shares have been issued and are outstanding as of July 28, 2026 and (b) 26,785,713 shares have been designated Caldera Series A-1 Preferred Stock of which 26,785,713 shares have been issued and are outstanding as of July 28, 2026. Caldera does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Caldera Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Caldera Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. All of the outstanding shares of Caldera Common Stock are subject to a right of first refusal in favor of Caldera. Except as contemplated herein, there is no Caldera Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Caldera Common Stock. Caldera is not under any obligation, nor is Caldera bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Caldera Common Stock or other securities.

(c) Except for the Caldera Equity Plan and the Caldera Options granted thereunder, Caldera does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the date of this Agreement, Caldera has reserved 13,914,980 shares of Caldera Common Stock for issuance under the Caldera Equity Plan, of which 22,257 shares have been issued and are outstanding pursuant to the exercise of Caldera Options, 12,178,707 shares are subject to outstanding Caldera Options, and 1,714,016 shares remain available for future grant pursuant to the Caldera Equity Plan. Section 3.6(c) of the Caldera Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each outstanding Caldera Option, including: (i) the name of the holder, (ii) the number of shares of Caldera Common Stock subject to such Caldera Option, (iii) the per share exercise price, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares, (vi) the expiration date, and (vii) whether the Caldera Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Caldera has made available to Synlogic accurate and complete copies of the following: (A) the standard form of agreement evidencing Caldera Options; and (B) each agreement evidencing a Caldera Option that does not conform in all material respects to the standard form agreement.

(d) Except as set forth on Section 3.6(d) of the Caldera Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Caldera, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Caldera, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Caldera is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Caldera.

(e) All outstanding shares of Caldera Common Stock, and other securities of Caldera have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7 Financial Statements.

(a) Section 3.7(a) of the Caldera Disclosure Schedule includes true, correct and complete copies of the Caldera Balance Sheet and the related unaudited estimated statement of income, cash flow and changes in partners’ capital for the year ended December 31, 2025 (the “Caldera Financial Statements”).

(b) The Caldera Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis unless otherwise noted therein throughout the periods indicated, (ii) fairly present, in all material respects, the financial position of Caldera as of the respective dates thereof and the results of operations and cash flows of Caldera for the periods covered thereby and (iii) when delivered by Caldera for inclusion in the Registration Statement (as defined below) for filing with the SEC following the date of this Agreement in accordance with Section 7.1, shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. Other than as expressly disclosed in the Caldera Financial Statements, there has been no material change in Caldera’s accounting methods or principles that would be required to be disclosed in Caldera’s financial statements in accordance with GAAP. The books of account and other financial records of Caldera and each of its Subsidiaries are true and complete in all material respects.

(c) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Caldera, the Caldera Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls.

(d) Caldera maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Caldera maintains records that in reasonable detail accurately and fairly reflect Caldera’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Caldera Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Caldera’s assets that could have a material effect on Caldera’s financial statements. Caldera has evaluated the effectiveness of Caldera’s internal control over financial reporting and, to the extent required by applicable Law, presented its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such financial reporting based on such evaluation. Caldera has disclosed to Caldera’s auditors and the Audit Committee of the Caldera Board (and made available to Synlogic a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Caldera’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Caldera or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Caldera Financial Statements filed prior to the date hereof, Caldera’s internal control over financial reporting is effective and Caldera has not identified any material weaknesses in the design or operation of Caldera’s internal control over financial reporting.

(e) Caldera’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Caldera, “independent” with respect to Caldera within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Caldera, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) thereunder (such firm, the “PCAOB Auditor”).

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Caldera Disclosure Schedule, since January 1, 2026 until the execution of this Agreement, Caldera and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Caldera Material Adverse Effect or (b) action, event or occurrence that would have required Consent of Synlogic pursuant to Section 6.1 (excluding subsections (v), (viii), (x) and (ix) of Section 6.1(b)) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither Caldera nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Caldera Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Caldera or its Subsidiaries since the date of the Caldera Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Caldera or any of its Subsidiaries under Caldera Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Caldera Disclosure Schedule.

3.10 Title to Assets. Each of Caldera and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Caldera Balance Sheet and (b) all other tangible assets reflected in the books and records of Caldera as being owned by Caldera. All of such assets are owned or, in the case of leased assets, leased by Caldera or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Caldera nor any of its Subsidiaries owns or has ever owned any real property. Caldera has made available to Synlogic (a) an accurate and complete list of all real properties with respect to which Caldera directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Caldera or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Caldera Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Caldera Disclosure Schedule is an accurate, true and complete listing of all Caldera Registered IP, as applicable, including for each item (other than internet domain names) (i) the record owner(s) (and name of any other Person with an ownership interest in such item of Caldera Registered IP and the nature of such ownership interest, if any), (ii) jurisdiction, (iii) status, (iv) registration or application number, (v) filing date and (vi) registration, issuance or grant date. Section 3.12(a) of the Caldera Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names in Caldera Registered IP or with respect to which Caldera or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar. All Caldera Registered IP (to the Knowledge of Caldera with respect to all Caldera Registered IP exclusively licensed to Caldera) is subsisting and in full force and effect and, to the Knowledge of Caldera, all Caldera Registered IP (other than pending applications) is valid and enforceable. All fees due to, and all documents, powers and other filings required to be filed with, a Governmental Authority with respect to any such Caldera Registered IP (to the Knowledge of Caldera with respect to all Caldera Registered IP exclusively licensed to Caldera) have been fully and timely paid and filed as necessary for the filing, prosecuting, obtaining grant of and maintaining such item of Caldera Registered IP.

(b) Section 3.12(b) of the Caldera Disclosure Schedule is a true, correct and complete listing of all Caldera Contracts pursuant to which any Caldera IP Rights are exclusively licensed to Caldera or any of its Subsidiaries. To the Knowledge of Caldera, each Caldera Contract listed in Section 3.12(b) of the Caldera Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Caldera, its Subsidiaries and each other party thereto, and is enforceable against Caldera, its Subsidiaries and each other party thereto in accordance with its terms. Neither Caldera, its Subsidiaries, nor, to the Knowledge of Caldera, any other party to any Caldera Contract listed in Section 3.12(b) of the Caldera Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Caldera Contract listed in Section 3.12(b) of the Caldera Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Caldera Material Adverse Effect.

(c) Section 3.12(c) of the Caldera Disclosure Schedule is a true, correct and complete listing of each Caldera Contract pursuant to which any Person, other than Caldera or any of its Subsidiaries, has been granted any license, sublicense, option or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Caldera Owned IP Rights, other than Standard IP Contracts. To the Knowledge of Caldera, each Caldera Contract listed in Section 3.12(c) of the Caldera Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Caldera, its Subsidiaries and each other party thereto, and is enforceable against Caldera, its Subsidiaries and each other party thereto in accordance with its terms. Neither Caldera, its Subsidiaries nor, to the Knowledge of Caldera, any other party to any Caldera Contract listed in Section 3.12(c) of the Caldera Disclosure Schedule has provided or received any written notice of breach under, or intention to terminate (including by non-renewal), any Caldera Contract listed in Section 3.12(c) of the Caldera Disclosure Schedule.

(d) Neither Caldera nor any of its Subsidiaries is bound by, and no Caldera Owned IP Rights or Caldera Exclusively Licensed IP Rights are subject to any Caldera Contract containing any covenant or other provision that materially limits or restricts the ability of Caldera or any of its Subsidiaries to use, exploit, assert, or enforce any Caldera Owned IP Rights or Caldera Exclusively Licensed IP Rights anywhere in the world; other than Standard IP Contracts and other Contracts to the extent they contain non-exclusive licenses granted by Caldera in the Ordinary Course of Business.

(e) (x) Caldera or one of its Subsidiaries exclusively owns all right, title, and interest to and in all material Caldera Owned IP Rights free and clear of any Encumbrances (other than Permitted Encumbrances) and (y) Caldera owns, or has a valid and enforceable right pursuant to a binding written Contract to use, all material Caldera IP Rights currently used or practiced by Caldera as of the date of this Agreement; provided, however, that the foregoing representation is not a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any Person.

(i) (A) To the Knowledge of Caldera, all documents and instruments necessary to register or apply for or renew registration of Caldera Registered IP owned by Caldera or under the control of Caldera have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority and (B) to the Knowledge of Caldera, Caldera or its licensor has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Caldera Registered IP owned by Caldera or under the control of Caldera that are due or payable as of the date of this Agreement, in each case (A) and (B), that are due or payable as of the date of this Agreement.

(ii) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Caldera Material Adverse Effect, to the Knowledge of Caldera each Person who is or was an employee, contractor or consultant of Caldera or any of its Subsidiaries and who is or was materially involved in the creation, discovery, reduction to practice or development of any material Intellectual Property for Caldera or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Caldera or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Caldera and its Subsidiaries.

(iii) To the Knowledge of Caldera, no current or former member, officer, director, or employee of Caldera or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Caldera IP Rights purported to be owned by Caldera. To the Knowledge of Caldera, no employee of Caldera or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Caldera or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Caldera IP Rights purported to be owned by Caldera or confidentiality provisions protecting trade secrets and confidential information comprising Caldera IP Rights purported to be owned by Caldera. To the Knowledge of Caldera, (x) there are no claims by any third party to any ownership interest in or Encumbrance (other than Permitted Encumbrances) on any of the Caldera Owned IP Rights and (y) there are no inventorship disputes with respect to any of the Patents included in the Caldera Registered IP.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Caldera Owned IP Rights, or to the Knowledge of Caldera, any Caldera Licensed IP Rights that are exclusively licensed to Caldera. To the Knowledge of Caldera, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Caldera Owned IP Rights or, to the Knowledge of Caldera, any Caldera Licensed IP Rights that are exclusively licensed to Caldera.

(v) Caldera and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Caldera or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither Caldera nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Caldera Owned IP Rights to any other Person.

(vii) To the Knowledge of Caldera, each item of Caldera Registered IP has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Caldera, each of the Patents included in the Caldera Registered IP identifies each and every inventor of the claims thereof as determined to the extent required by and in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Caldera, each of Caldera and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Caldera Registered IP for which Caldera or any of its Subsidiaries is responsible for prosecuting.

(viii) To the Knowledge of Caldera, the Caldera IP Rights constitute all material Intellectual Property necessary for Caldera or any of its Subsidiaries to conduct its business as currently conducted as of the date of this Agreement; provided, however, that the foregoing representation is not a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any Person.

(f) To the Knowledge of Caldera, the conduct of the business of Caldera as has been conducted and as is currently being conducted, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Caldera or any of its Subsidiaries (i) has not breached, and does not presently breach, any material Caldera IP Rights Agreement in any material respect, and (ii) to the Knowledge of Caldera, has not materially infringed, misappropriated or otherwise violated, and does not materially infringe, misappropriate or otherwise violate, any valid and issued Patents or other valid Intellectual Property rights of any other Person. To the Knowledge of Caldera, no Person has engaged in the unauthorized use of, or has infringed, misappropriated or otherwise violated any Patents within the Caldera Owned IP Rights or Caldera Exclusively Licensed IP Rights, or otherwise materially breached any material Caldera IP Rights Agreement.

(g) As of the date of this Agreement, neither Caldera nor any of its Subsidiaries is or has been a party to any, or is the subject of any pending or, to the Knowledge of Caldera, threatened in writing, Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Caldera Owned IP Rights. None of the Caldera Registered IP have been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Caldera, all Caldera Owned IP Rights or Caldera Exclusively Licensed IP Rights are in full force and effect. Neither Caldera nor any of its Subsidiaries have received any written notice asserting that any Caldera IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the Intellectual Property rights of any other Person or that Caldera or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(h) To the Knowledge of Caldera, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Caldera or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Caldera Material Adverse Effect. To the Knowledge of Caldera, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Caldera or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Caldera in accordance with GAAP.

(i) Except (i) as would not reasonably be expected to have a Caldera Material Adverse Effect or (ii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Caldera, to the Knowledge of Caldera, (A) neither Caldera nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Caldera or any of its Subsidiaries, taken as a whole and (B) neither Caldera nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(j) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Caldera of its obligations hereunder conflict or will conflict with, alter or impair any of Caldera’s rights in, to and under any material Caldera IP Rights or the validity, enforceability, priority, scope or duration of any material Caldera IP Rights. Without limiting the foregoing, to the Knowledge of Caldera, neither Caldera nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment, or transfer to any other Person of any license or other right to or in any Caldera IP Rights, (ii) result in breach of, default under or termination of such Contract with respect to any Caldera IP Rights, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to the right of Caldera or the Caldera Merger Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Caldera IP Rights or portion thereof, or (iv) result in Caldera or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Caldera IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Caldera Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a) Other than Excepted Contracts, Section 3.13(a) of the Caldera Disclosure Schedule lists the following Caldera Contracts in effect as of the date of this Agreement other than the Securities Purchase Agreement (each, a “Caldera Material Contract” and collectively, the “Caldera Material Contracts”):

(i) each Caldera Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Caldera Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $500,000;

(iii) each Caldera Contract with any Caldera Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Caldera Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Caldera Contract containing (A) any covenant limiting the freedom of Caldera or any of its Subsidiaries (or, after the Closing Date, Parent or any of its Subsidiaries) to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Caldera’s or any of its Subsidiaries’ (or, after the Closing Date, Parent’s or any of its Subsidiaries’) products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision (excluding such provisions to the extent they provide for non-solicitation of employees, consultants or individual independent contractors);

(vi) each Caldera Contract (A) pursuant to which any Person granted Caldera or any of its Subsidiaries an exclusive license under any Intellectual Property, or (B) pursuant to which Caldera or any of its Subsidiaries granted any Person an exclusive license under any Caldera IP Rights;

(vii) each Caldera Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Caldera Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $250,000 after the date of this Agreement;

(ix) each Caldera Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Caldera or any loans or debt obligations with officers or directors of Caldera;

(x) each Caldera Contract that is: (A) a dealer or distribution Contract (identifying any that contain exclusivity provisions), (B) a Contract pursuant to which Caldera or any of its Subsidiaries transfers, or grants a license under, any material Caldera IP Rights for the right to develop, manufacture, commercialize or sell a product or service (except to the extent such grant is for the benefit of Caldera or any of its Subsidiaries), (C) any joint marketing, alliance, joint venture, collaborative development or other similar Contract under which Caldera or any of its Subsidiaries has continuing obligations to develop or commercialize any product, technology or service, or to develop any Intellectual Property, in each case that will not be owned, in whole or in part, by Caldera or such Subsidiary or (D) a Contract containing a license under any Patent, Trademark or copyright registration to any third party to manufacture or produce any product, service or technology of Caldera or any of its Subsidiaries (except to the extent such license is granted by Caldera or any of its Subsidiaries to its service providers for provision of goods or services to Caldera or any of its Subsidiaries) or any Contract to sell, distribute or commercialize any products or service of Caldera or any of its Subsidiaries, in case of clause (D), except for Caldera Contracts entered into in the Ordinary Course of Business;

(xi) each Caldera Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Caldera or any of its Subsidiaries in connection with the Contemplated Transactions;

(xii) each Caldera Contract to which Caldera or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves recurring annual obligations of payment by, or recurring annual payments to, Caldera or such Subsidiary in excess of $250,000;

(xiii) a Caldera Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 3.12(b) or Section 3.12(c) of the Caldera Disclosure Schedule; or

(xv) any other Caldera Contract that is not terminable at will (with no penalty or payment and with no more than 90 days’ notice) by Caldera or any of its Subsidiaries, and that includes an express obligation for payment or receipt by Caldera or such Subsidiary after the date of this Agreement under any such obligation of more than $250,000 in the aggregate, other than Caldera Contracts for provision of legal or accounting services.

(b) Caldera has delivered or made available to Synlogic accurate and complete copies of all Caldera Material Contracts, including all amendments thereto. There are no Caldera Material Contracts that are not in written form. Neither Caldera nor any of its Subsidiaries has, nor to the Knowledge of Caldera, as of the date of this Agreement, has any other party to a Caldera Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any such Caldera Material Contract in such manner as would permit any other party to cancel or terminate any such Caldera Material Contract, or would permit any other party to seek material damages thereunder. As to Caldera and its Subsidiaries, as of the date of this Agreement, each Caldera Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Caldera Material Contract to change, any material amount paid or payable to Caldera or any of its Subsidiaries under any Caldera Material Contract or any other material term or provision of any Caldera Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) Caldera and each of its Subsidiaries is, and since January 1, 2023 has been, in material compliance with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder or any other applicable Law administered or enforced by the FDA or other Governmental Authority responsible for regulation of the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or biologic products (“Drug Regulatory Agency”). No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Caldera, threatened against Caldera or any of its Subsidiaries. There is no agreement or Order binding upon Caldera or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Caldera or any of its Subsidiaries, any acquisition of material property by Caldera or any of its Subsidiaries or the conduct of business by Caldera or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Caldera’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Caldera and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Caldera as currently conducted (collectively, the “Caldera Permits”). Section 3.14(b) of the Caldera Disclosure Schedule identifies each Caldera Permit. Each of Caldera and its Subsidiaries is in material compliance with the terms of Caldera Permits. No Legal Proceeding is pending or, to the Knowledge of Caldera, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Caldera Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Caldera, threatened in writing with respect to an alleged material violation by Caldera or any of its Subsidiaries of the FDCA, PHSA and FDA regulations adopted thereunder, or any other applicable Law administered or enforced by a Drug Regulatory Agency.

(d) Each of Caldera and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Caldera as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Caldera Product Candidates”) (collectively, the “Caldera Regulatory Permits”) and no such Caldera Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner, in each case (i) and (ii) by a Drug Regulatory Agency. Caldera has timely maintained and is in compliance in all material respects with the Caldera Regulatory Permits and neither Caldera nor any of its Subsidiaries has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Caldera Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Caldera Regulatory Permit.

(e) As of the date of this Agreement, all clinical, non-clinical and other studies and tests conducted by or, to the Knowledge of Caldera, on behalf of, or sponsored by, Caldera or its Subsidiaries, in which Caldera or its Subsidiaries or their respective product candidates, including the Caldera Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 58 and 312, 45 C.F.R. Part 46, and all other applicable Laws governing informed consent, institutional review boards and the protection of human subjects. Neither Caldera nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Caldera, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Caldera or any of its Subsidiaries or in which Caldera or any of its Subsidiaries or its current product candidates, including the Caldera Product Candidates, have participated.

(f) Neither Caldera nor any of its Subsidiaries, and, to the Knowledge of Caldera, any contract manufacturer in relation to its activities with respect to any Caldera Product Candidate, is the subject of any pending or, to the Knowledge of Caldera, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Caldera, neither Caldera nor any of its Subsidiaries nor any contract manufacturer in relation to its activities with respect to any Caldera Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Caldera’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Caldera, any of its Subsidiaries, and to the Knowledge of Caldera, any contract manufacturer in relation to its activities with respect to any Caldera Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Caldera, no debarment or exclusionary claims, actions, proceedings or investigations in respect of Caldera’s and its Subsidiaries’ business or Caldera Product Candidates are pending or threatened against Caldera, any of its Subsidiaries, and to the Knowledge of Caldera, any contract manufacturer in relation to its activities with respect to any Caldera Product Candidate, or any of its respective officers, employees or agents. Neither Caldera nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Caldera, for the benefit of, Caldera or its Subsidiaries in connection with any Caldera Product Candidate have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680 and the applicable respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Caldera or its Subsidiaries, and to the Knowledge of Caldera, no manufacturing site of a contract manufacturer or laboratory, with respect to any Caldera Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with the FDCA, PHSA or any other applicable Law, and, to the Knowledge of Caldera, neither the FDA nor any other Governmental Authority is considering such action.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of Caldera, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Caldera or any of its Subsidiaries or any Caldera Associate (in his or her capacity as such) or any of the material assets owned or used by Caldera or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Caldera or any of its Subsidiaries, or any of the material assets owned or used by Caldera or any of its Subsidiaries, is subject. To the Knowledge of Caldera, no officer or other Key Employee of Caldera or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Caldera or any of its Subsidiaries or to any material assets owned or used by Caldera or any of its Subsidiaries.

3.16 Tax Matters.

(a) Each of Caldera and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where Caldera or any of its Subsidiaries does not file a particular type of Tax Return that Caldera or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b) All income Taxes and any other material amounts of Taxes due and owing by Caldera and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Caldera and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Caldera Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Caldera Balance Sheet. Since the date of the Caldera Balance Sheet, neither Caldera nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Caldera and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Caldera or any of its Subsidiaries.

(e) No deficiencies for income Taxes or any other material amount of Taxes with respect to Caldera or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of a material amount of Taxes of Caldera or any of its Subsidiaries. Neither Caldera nor any of its Subsidiaries has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f) Neither Caldera nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial agreements entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes (an “Ordinary Course Agreement”).

(g) Neither Caldera nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Caldera). Neither Caldera nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Caldera) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Within the past two (2) years, neither Caldera nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Caldera nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Caldera nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending at or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed at or prior to the Closing; (iii) installment sale or open transaction disposition made at or prior to the Closing; (iv) prepaid amount, advance payments or deferred revenue received or accrued at or prior to the Closing; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 3.16(k) of the Caldera Disclosure Schedule sets forth the entity classification of Caldera and each of its Subsidiaries for U.S. federal income tax purposes. Neither Caldera nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Caldera nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Caldera, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(m) For purposes of this Section 3.16, each reference to Caldera or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Caldera or any of its Subsidiaries.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Caldera Disclosure Schedule contains a complete and accurate list of all Caldera employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; target bonus opportunity; full-time or part-time status; date of hire; business location.

(b) Neither Caldera nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Caldera Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Caldera, purporting to represent or seeking to represent any Caldera Associates, including through the filing of a petition for representation election.

(c) Section 3.17(c) of the Caldera Disclosure Schedule lists all material Caldera Employee Plans.

(d) Each Caldera Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code. To the Knowledge of Caldera, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Caldera Employee Plan or the Tax exempt status of any related trust.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Caldera Material Adverse Effect, each Caldera Employee Plan has been established, maintained and operated in compliance with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Caldera, threatened with respect to any Caldera Employee Plan. All material payments and/or contributions required to have been made with respect to all Caldera Employee Plans have been made or accrued on the financial statements of Caldera in accordance with the terms of the applicable Caldera Employee Plan and applicable Law and neither Caldera nor any Caldera ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Caldera Employee Plan.

(f) Neither Caldera, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to, or has in the past six (6) years, maintained, contributed to, has been required to contribute to, or has had any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(g) No Caldera Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state Law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(h) No Caldera Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i) Each Caldera Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no compensation has been or would reasonably be expected to be includable in the gross income of any Caldera Associate as a result of the operation of Section 409A of the Code.

(j) Caldera and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. Except as would not reasonably be expected to have, individually or in the aggregate, a Caldera Material Adverse Effect, there are no, and there have been no, Legal Proceedings pending or, to the Knowledge of Caldera, threatened against Caldera or any of its Subsidiaries relating to any labor or employment matters or any Caldera Associate. Caldera is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k) (i) Caldera has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Caldera or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(l) There has not been, nor to the Knowledge of Caldera has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Caldera or its Subsidiaries.

(m) There is no contract, agreement, plan or arrangement to which Caldera or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Caldera Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(n) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment or benefit (including severance, forgiveness of indebtedness or otherwise) becoming due to Caldera Associate, (ii) increase in any benefits or the compensation payable under any Caldera Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Caldera or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Caldera Merger Surviving Corporation, to merge, amend, terminate or transfer any Caldera Employee Plan, or (v) “parachute payment” (within the meaning of Section 280G of the Code).

3.18 Environmental Matters. Caldera and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Caldera of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Caldera Material Adverse Effect. Neither Caldera nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Caldera or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Caldera, there are no circumstances that may prevent or interfere with Caldera’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Caldera Material Adverse Effect. To the Knowledge of Caldera: (a) no current or prior owner of any property leased or controlled by Caldera or any of its Subsidiaries has received any written notice or other communication relating to property owned or leased at any time by Caldera or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Caldera or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Caldera nor any of its Subsidiaries has any material Liability under any Environmental Law.

3.19 Insurance. Caldera has made available to Synlogic accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Caldera and its Subsidiaries. Each of such insurance policies is in full force and effect and Caldera and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers neither Caldera nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Caldera and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Caldera or such Subsidiary for which Caldera or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Caldera of its intent to do so.

3.20 Transactions with Affiliates. Section 3.20 of the Caldera Disclosure Schedule describes any material transactions or relationships between, on one hand, Caldera and, on the other hand, any (a) executive officer or director of Caldera or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent of the voting power of the outstanding shares of Caldera Common Stock or (c) to the Knowledge of Caldera, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Caldera) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.21 No Financial Advisors. Except as set forth on Section 3.21 of the Caldera Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Caldera.

3.22 Privacy and Data Security.

(a) Caldera and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Caldera Contracts relating to privacy, data security, collection or use of Personal Information of any individuals that interact with Caldera or any of its Subsidiaries in connection with the operation of Caldera’s and its Subsidiaries’ business, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Caldera Material Adverse Effect. To the Knowledge of Caldera, Caldera has implemented and maintains commercially reasonable written policies and procedures (the “Caldera Privacy Policies”), satisfying the requirements of applicable Privacy Laws and Caldera Contracts concerning the privacy, data security, collection and use of Personal

Information and has complied with the same, except for such noncompliance that has not to the Knowledge of Caldera had, and would not reasonably be expected to have, individually or in the aggregate, a Caldera Material Adverse Effect. To the Knowledge of Caldera, as of the date hereof, no claims have been asserted or threatened against Caldera by any Person alleging a violation of Privacy Laws, Caldera Privacy Policies and/or the applicable terms of any Caldera Contracts relating to privacy, data security, collection or use of Personal Information of any individuals and Caldera has not received written notice of any of the same. To the Knowledge of Caldera, there have been no data security incidents, personal data breaches or incidents related to Personal Information or Caldera data in the custody or control of Caldera or any service provider acting on behalf of Caldera, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Caldera Contract.

(b) The information technology assets and equipment of Caldera and its Subsidiaries (collectively, “Caldera IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Caldera and its Subsidiaries as currently conducted, and to the Knowledge of Caldera, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Caldera and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards designed to protect Personal Information processed by or on behalf of Caldera and its Subsidiaries, any other material confidential information and the security of Caldera IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or Liability or the duty to notify any other Person.

3.23 Concurrent Financing.

(a) Caldera has delivered to Synlogic true, correct and complete copies of all definitive agreements related to the Concurrent Financing (other than any securities purchase agreements entered into by Caldera after the date of this Agreement that provide for the sale of Caldera Common Stock immediately prior to the Caldera Effective Time at a per share price that is not less than the per share price provided in the Securities Purchase Agreement), including the Securities Purchase Agreement, pursuant to which the Purchasers (as defined in the Securities Purchase Agreement and on terms and conditions substantially similar to the terms and conditions of the Securities Purchase Agreement) party thereto (collectively, the “Purchasers”) have agreed, subject to the terms and conditions set forth therein, to purchase the number of shares of Caldera Common Stock set forth therein in connection with the transactions contemplated by this Agreement. The Securities Purchase Agreement has not been amended or modified prior to the date of this Agreement and as of the date hereof, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 8.16 of the Securities Purchase Agreement), and as of the date hereof, the respective obligations and commitments contained in the Securities Purchase Agreement have not been withdrawn or rescinded in any respect.

(b) As of the date hereof, the Securities Purchase Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of Caldera, and, to the Knowledge of Caldera, each of the Purchasers. There are no conditions precedent or other contingencies related to the funding of the full amount of the Concurrent Financing, other than as expressly set forth in the Securities Purchase Agreement. There are no other agreements, side letters, or arrangements between Caldera and any Purchaser relating to the Securities Purchase Agreement that could affect the obligation of such Purchaser to the funding of the applicable portion of the Concurrent Financing set forth in the Securities Purchase Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Caldera or, to the Knowledge of Caldera, any Purchaser under the Securities Purchase Agreement. As of the date hereof, Caldera has no reason to believe that any of the conditions to the Concurrent Financing as contemplated by the Securities Purchase Agreement will not be satisfied.

3.24 No Other Representations or Warranties. Caldera hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Synlogic nor any other person on behalf of Synlogic makes any express or implied representation or warranty with respect to Synlogic or with respect to any other information provided to Caldera, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Synlogic set forth in Article IV (in each case as qualified and limited by the Synlogic Disclosure Schedule)) none of Caldera, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SYNLOGIC

Except (i) as set forth in the written disclosure schedule delivered by Synlogic to Caldera (the “Synlogic Disclosure Schedule”) or (ii) as disclosed in the Synlogic SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Synlogic SEC Documents shall not be deemed disclosed for purposes of Sections 4.1(a), 4.1(b) or 4.3, Synlogic represents and warrants to Caldera as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Synlogic and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. All of Synlogic’s Subsidiaries are directly or indirectly wholly owned by Synlogic.

(b) Each of Synlogic and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Synlogic Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Synlogic Disclosure Schedule, Synlogic has no Subsidiaries and Synlogic does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Synlogic is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Synlogic has not agreed and is not obligated to make, nor is Synlogic bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Synlogic has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Synlogic has delivered to Caldera accurate and complete copies of the Organizational Documents of Synlogic and its Subsidiaries. Neither Synlogic nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement.

(a) Each of Synlogic and its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Synlogic Board (at meetings duly called and held or by written consent in lieu thereof in accordance with the Organizational Documents of Synlogic) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Synlogic and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Synlogic vote to approve the Synlogic Merger. This Agreement has been duly executed and delivered by Synlogic, and assuming the due authorization, execution and delivery by Caldera, constitutes the legal, valid and binding obligation of Synlogic, enforceable against Synlogic, in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the Stock Issuance, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Parent vote to (a) approve the Stock Issuance and (b) adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent, and assuming the due authorization, execution and delivery by Synlogic and Caldera, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent, in accordance with its terms, subject to the Enforceability Exceptions.

(c) The Caldera Merger Sub Board and the Synlogic Merger Sub Board have each (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of its sole stockholder and Caldera Merger Sub and Synlogic Merger Sub, respectively, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Caldera Merger Sub and Synlogic Merger Sub, respectively, adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Caldera Merger Sub and Synlogic Merger Sub, and assuming the due authorization, execution and delivery by Parent, Synlogic and Caldera, constitutes the legal, valid and binding obligation of Caldera Merger Sub and Synlogic Merger Sub, respectively, enforceable against Parent, in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required.

(a) The affirmative vote of the holders of a majority of the shares of Synlogic Common Stock outstanding on the record date for the Synlogic Stockholder Meeting and entitled to vote thereon, voting as a single class, is the only vote of the holders of any class or series of Synlogic capital stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (the “Required Synlogic Stockholder Approval”).

(b) The vote or Consent of Parent as the sole stockholder of Caldera Merger Sub and Synlogic Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Caldera Merger Sub and Synlogic Merger Sub necessary to approve the Mergers and adopt this Agreement, which Consent shall be given immediately following the execution of this Agreement.

4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Synlogic Stockholder Approval and the filing of the Synlogic Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Synlogic, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Synlogic or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Synlogic or its Subsidiaries, or any of the assets owned or used by Synlogic or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Synlogic or its Subsidiaries or that otherwise relates to the business of Synlogic, or any of the assets owned, leased or used by Synlogic;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Synlogic Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Synlogic Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Synlogic Material Contract, (C) accelerate the maturity or performance of any Synlogic Material Contract or (D) cancel, terminate or modify any term of any Synlogic Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Synlogic or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Synlogic Disclosure Schedule under any Synlogic Contract, (ii) the Required Synlogic Stockholder Approval, (iii) the filing of the Synlogic Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Synlogic nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Synlogic Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) As of the date hereof, the authorized capital stock of Synlogic consists of (i) 250,000,000 shares of common stock, par value $0.001 per share (“Synlogic Common Stock”), of which 12,248,950 shares have been issued and are outstanding as of July 27, 2026 (the “Capitalization Date”), (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 61,500 shares have been designated Synlogic Series A Junior Participating Preferred Stock, of which no shares are issued and are outstanding as of the Capitalization Date. Synlogic does not hold any shares of its capital stock in its treasury other than 282,070 shares of Synlogic Common Stock.

(b) All of the outstanding shares of Synlogic Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Synlogic Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Synlogic Common Stock is subject to any right of first refusal in favor of Synlogic. Except as contemplated herein, there is no Synlogic Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Synlogic Common Stock. Synlogic is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Synlogic Common Stock or other securities. Section 4.6(b) of the Synlogic Disclosure Schedule sets forth a true and complete list, as of the date hereof of all repurchase rights held by Synlogic with respect to Synlogic Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Synlogic Equity Plans and the Synlogic Options granted thereunder and the Synlogic ESPP, Synlogic does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the Capitalization Date, Synlogic has reserved 2,097,260 shares of Synlogic Common Stock for issuance under the Synlogic Equity Plans, of which 235,030 shares are subject to outstanding Synlogic Options and 1,866,730 shares remain available for future grant pursuant to the Synlogic Equity Plans. Section 4.6(c) of the Synlogic Disclosure Schedule sets forth a true and complete list, as of the Capitalization Date, of each outstanding Synlogic Option, including: (i) the name of the holder, (ii) the number of shares of Synlogic Common Stock subject to such Synlogic Option, (iii) the exercise price per share, as applicable, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) for Synlogic Options, whether the Synlogic Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Synlogic has made available to Caldera accurate and complete copies of the following: (A) the standard form of agreement evidencing Synlogic Options; and (B) each agreement evidencing a Synlogic Option that does not conform in all material respects to the standard form agreement. As of the date hereof, there are no ongoing offering periods or purchase periods under the Synlogic ESPP, and there are no outstanding rights to purchase shares under the ESPP.

(d) Except as set forth on Section 4.6(d) of the Synlogic Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Synlogic, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Synlogic, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Synlogic is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Synlogic.

(e) Section 4.6(e) of the Synlogic Disclosure Schedule lists, as of the date hereof, (i) each holder of issued Synlogic Warrants, (ii) the number and type of shares subject to each Synlogic Warrant, (iii) the exercise price of each Synlogic Warrant and (iv) the termination date of each Synlogic Warrant. Synlogic has made available to Caldera all Contracts by and between Synlogic and the holder of such Synlogic Warrant.

(f) All outstanding shares of Synlogic Common Stock and other securities of Synlogic have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(g) None of Parent, Caldera Merger Sub or Synlogic Merger Sub owns any shares of Caldera Capital Stock. None of Parent, Caldera Merger Sub or Synlogic Merger Sub nor any of their respective Affiliates is an “interested stockholder” of Caldera as defined in Section 203(c) of Delaware Law.

4.7 SEC Filings; Financial Statements.

(a) Synlogic has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act, or, in the case of any such filing not made on a timely basis, has otherwise complied with the applicable requirements of Rule 12b-25 under the Exchange Act and subsequently made such filing, since January 1, 2023 (the “Synlogic SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Synlogic SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Synlogic SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Synlogic SEC Documents (collectively, the “Synlogic Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Synlogic SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Synlogic as of the respective dates thereof and the results of operations and cash flows of Synlogic for the periods covered thereby. Other than as expressly disclosed in the Synlogic SEC Documents filed prior to the date hereof, there has been no material change in Synlogic’s accounting methods or principles that would be required to be disclosed in Synlogic’s financial statements in accordance with GAAP. The books of account and other financial records of Synlogic and each of its Subsidiaries are true and complete in all material respects.

(c) Synlogic’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Synlogic, “independent” with respect to Synlogic within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Synlogic, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the PCAOB thereunder.

(d) Except as set forth on Section 4.7(d) of the Synlogic Disclosure Schedule, Synlogic has not received any comment letter from the SEC or the staff thereof since January 1, 2023. Synlogic has not disclosed any unresolved comments in the Synlogic SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Synlogic, the Synlogic Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 4.7(f) of the Synlogic Disclosure Schedule, Synlogic is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of the OTC Pink.

(g) Synlogic maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-l5(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Synlogic maintains records that in reasonable detail accurately and fairly reflect Synlogic’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Synlogic Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Synlogic’s assets that could have a material effect on Synlogic’s financial statements. Synlogic has evaluated the effectiveness of Synlogic’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Synlogic SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Synlogic has disclosed to Synlogic’s auditors and the Audit Committee of the Synlogic Board (and made available to Synlogic a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Synlogic’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Synlogic or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Synlogic SEC Documents filed prior to the date hereof, Synlogic’s internal control over financial reporting is effective and Synlogic has not identified any material weaknesses in the design or operation of Synlogic’s internal control over financial reporting.

(h) Synlogic’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Synlogic in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Synlogic’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Synlogic Certifications and such disclosure controls and procedures are effective. Synlogic has carried out an evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-l5 of the Exchange Act.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Synlogic Disclosure Schedule, since January 1, 2026 until the execution of this Agreement, Synlogic and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Synlogic Material Adverse Effect or (b) action, event or occurrence that would have required Consent of Caldera pursuant to Section 6.2 (excluding subsections (v), (viii), (x) and (ix) of Section 6.2(b)) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Absence of Undisclosed Liabilities. Neither Synlogic nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Synlogic Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Synlogic or its Subsidiaries since the date of the Synlogic Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Synlogic or any of its Subsidiaries under Synlogic Contracts, (d) Transaction Expenses and (e) Liabilities listed in Section 4.9 of the Synlogic Disclosure Schedule.

4.10 Title to Assets. Each of Synlogic and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Synlogic Balance Sheet and (b) all other tangible assets reflected in the books and records of Synlogic as being owned by Synlogic. All of such assets are owned or, in the case of leased assets, leased by Synlogic or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Synlogic nor any of its Subsidiaries owns or has ever owned any real property. Synlogic has made available to Caldera (a) an accurate and complete list of all real properties with respect to which Synlogic directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Synlogic or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Synlogic Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Synlogic Disclosure Schedule is an accurate, true and complete listing of all Synlogic Registered IP, including, as applicable, for each item (other than internet domain names) (i) the record owner(s) (and name of any other Person with an ownership interest in such item of Synlogic Registered IP and the nature of such ownership interest, if any), (ii) jurisdiction, (iii) status, (iv) registration or application number, (v) filing date and (vi) registration, issuance or grant date. Section 4.12(a) of the Synlogic Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names in Synlogic Registered IP or with respect to which Synlogic or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar. All Synlogic Registered IP is subsisting and in full force and effect and, to the Knowledge of Synlogic, all Synlogic Registered IP (other than pending applications) is valid and enforceable. All fees due to, and all documents, powers and other filings required to be filed with, a Governmental Authority with respect to any such Synlogic Registered IP have been fully and timely paid and filed as necessary for the filing, prosecuting, obtaining grant of and maintaining such item of Synlogic Registered IP.

(b) Section 4.12(b) of the Synlogic Disclosure Schedule is a true, correct and complete listing of all Synlogic Contracts pursuant to which any Synlogic IP Rights are exclusively licensed to Synlogic or any of its Subsidiaries. To the Knowledge of Synlogic, each Synlogic Contract listed in Section 4.12(b) of the Synlogic Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Synlogic, its Subsidiaries and each other party thereto, and is enforceable against Synlogic, its Subsidiaries and each other party thereto in accordance with its terms. Neither Synlogic, any of its Subsidiaries, nor, to the Knowledge of Synlogic, any other party to any Synlogic Contract listed in Section 4.12(b) of the Synlogic Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Synlogic Contract listed in Section 4.12(b) of the Synlogic Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Synlogic Material Adverse Effect.

(c) Section 4.12(c) of the Synlogic Disclosure Schedule is a true, correct and complete listing of each Synlogic Contract pursuant to which any Person, other than Synlogic or any of its Subsidiaries, has been granted any license, sublicense, option or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Synlogic Owned IP Rights, other than Standard IP Contracts. To the Knowledge of Synlogic, each Synlogic Contract listed in Section 4.12(c) of the Synlogic Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Synlogic, its Subsidiaries and each other party thereto, and is enforceable against Synlogic, its Subsidiaries and each other party thereto in accordance with its terms. Neither Synlogic, its Subsidiaries nor, to the Knowledge of Synlogic, any other party to any Synlogic Contract listed in Section 4.12(c) of the Synlogic Disclosure Schedule has provided or received any written notice of breach under, or intention to terminate (including by non-renewal), any Synlogic Contract listed in Section 4.12(c) of the Synlogic Disclosure Schedule.

(d) Neither Synlogic nor any of its Subsidiaries is bound by, and no Synlogic IP Rights are subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of Synlogic or any of its Subsidiaries to use, exploit, assert, or enforce any Synlogic IP Rights anywhere in the world.

(e) (x) Synlogic or one of its Subsidiaries exclusively owns all right, title, and interest to and in all material Synlogic Owned IP Rights free and clear of any Encumbrances (other than Permitted Encumbrances) and (y) Synlogic owns, or has a valid and enforceable right pursuant to a binding written Contract to use, all material Synlogic IP Rights currently used or practiced by Synlogic as of the date of this Agreement; provided, however, that the foregoing representation is not a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any Person.

(i) (A) To the Knowledge of Synlogic, all documents and instruments necessary to register or apply for or renew registration of Synlogic Registered IP owned by Synlogic or under the control of Synlogic have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority and (B) to the Knowledge of Synlogic, Synlogic has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Synlogic Registered IP that are due or payable as of the date of this Agreement owned by Synlogic or under the control of Synlogic, in each case (A) and (B), that are due or payable as of the date of this Agreement.

(ii) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Synlogic Material Adverse Effect, to the Knowledge of Synlogic each Person who is or was an employee, contractor or consultant of Synlogic or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Synlogic or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Synlogic or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Synlogic and its Subsidiaries.

(iii) To the Knowledge of Synlogic, no current or former member, officer, director, or employee of Synlogic or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Synlogic Owned IP Rights. To the Knowledge of Synlogic, no employee of Synlogic or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Synlogic or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Synlogic Owned IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Synlogic Owned IP Rights. To the Knowledge of Synlogic, there are no claims by any third party to any ownership interest in or Encumbrance (other than Permitted Encumbrances) on any of the Synlogic IP Rights and there are no inventorship disputes with respect to any of the Patents included in the Synlogic Registered IP.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Synlogic Owned IP Rights or, to the Knowledge of Synlogic, any Synlogic Licensed IP Rights. To the Knowledge of Synlogic, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Synlogic Owned IP Rights or, to the Knowledge of Synlogic, any Synlogic Licensed IP Rights.

(v) Synlogic and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Synlogic or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither Synlogic nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Synlogic IP Rights to any other Person.

(vii) To the Knowledge of Synlogic, each item of Synlogic Registered IP has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Synlogic, each of the Patents included in the Synlogic Registered IP identifies each and every inventor of the claims thereof as determined to the extent required by and in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Synlogic, each of Synlogic and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Synlogic Registered IP for which Synlogic or any of its Subsidiaries is responsible for prosecuting.

(viii) To the Knowledge of Synlogic, the Synlogic IP Rights constitute all Intellectual Property that is material to or necessary for Synlogic or any of its Subsidiaries to conduct its business as currently conducted as of the date of this Agreement; provided, however, that the foregoing representation is not a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any Person.

(f) Reserved.

(g) To the Knowledge of Synlogic, the conduct of the business of Synlogic as has been conducted since January 1, 2023 and as is currently being conducted, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Synlogic or any of its Subsidiaries, (i) has not violated and does not presently violate, any Synlogic IP Rights Agreement in any material respect, and (ii) to the Knowledge of Synlogic, has not materially infringed, misappropriated, or otherwise violated, and does not materially infringe, misappropriate or otherwise violate, any valid and issued Patents or other valid Intellectual Property rights of any other Person. To the Knowledge of Synlogic, since January 1, 2023, no Person has engaged in the unauthorized use of, or has infringed, misappropriated, or otherwise violated any Patents within the Synlogic Owned IP Rights, or otherwise violated any Synlogic IP Rights Agreement.

(h) As of the date of this Agreement and since January 1, 2023, neither Synlogic nor any of its Subsidiaries is or has been a party to any, or is the subject of any pending or, to the Knowledge of Synlogic, threatened in writing, Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Synlogic Owned IP Rights. None of the Synlogic Registered IP have been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Synlogic, all Synlogic IP Rights are in full force and effect. Neither Synlogic nor any of its Subsidiaries have received any written notice asserting that any Synlogic IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the Intellectual Property rights of any other Person or that Synlogic or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(i) To the Knowledge of Synlogic, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Synlogic or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Synlogic Material Adverse Effect. To the Knowledge of Synlogic, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Synlogic or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Synlogic in accordance with GAAP.

(j) Except as would not reasonably be expected to have an Synlogic Material Adverse Effect, (A) neither Synlogic nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Synlogic or any of its Subsidiaries, taken as a whole and (B) neither Synlogic nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Synlogic of its obligations hereunder conflict or will conflict with, alter or impair any of Synlogic’s rights in, to and under any material Synlogic IP Rights or the validity, enforceability, priority, scope or duration of any material Synlogic IP Rights. Without limiting the foregoing, to the Knowledge of Synlogic, neither Synlogic nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment or transfer to any other Person of any license or other right to or in any Synlogic IP Rights, (ii) result in breach of, default under or termination of such Contract with respect to any Synlogic IP Rights, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to the right of Synlogic or the Synlogic Merger Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Synlogic IP Rights or portion thereof or (iv) result in Synlogic or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Synlogic IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Synlogic Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a) Other than Excepted Contracts, Section 4.13 of the Synlogic Disclosure Schedule lists the following Synlogic Contracts in effect as of the date of this Agreement other than the Securities Purchase Agreement (each, a “Synlogic Material Contract” and collectively, the “Synlogic Material Contracts”):

(i) each Synlogic Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Synlogic Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $100,000;

(iii) each Synlogic Contract with any Synlogic Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Synlogic Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Synlogic Contract containing (A) any covenant limiting the freedom of Synlogic or any of its Subsidiaries (or, after the Closing Date, Parent or any of its Subsidiaries) to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Parent’s or any of its Subsidiaries’ (or, after the Closing Date, Caldera’s or any of its Subsidiaries’) products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision (excluding such provisions to the extent they provide for non-solicitation of employees, consultants or individual independent contractors);

(vi) each Synlogic Contract (A) pursuant to which any Person granted Synlogic or any of its Subsidiaries an exclusive license under any Intellectual Property, or (B) pursuant to which Synlogic or any of its Subsidiaries granted any Person an exclusive license under any Synlogic IP Rights;

(vii) each Synlogic Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Synlogic Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(ix) each Synlogic Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Synlogic or any loans or debt obligations with officers or directors of Synlogic;

(x) each Synlogic Contract that is: (A) a dealer or distribution Contract (identifying any that contain exclusivity provisions), (B) any Contract pursuant to which Synlogic or any of its Subsidiaries transfers, or grants a license under, any material Synlogic IP Rights for the right to develop, manufacture, commercialize or sell a product or service (except to the extent such grant is for the benefit of Synlogic or any of its Subsidiaries), (C) a joint marketing, alliance, joint venture, collaborative development or other similar Contract under which Synlogic or any of its Subsidiaries has continuing obligations to develop or commercialize any product, technology or service, or to develop any Intellectual Property, in each case that will not be owned, in whole or in part, by Synlogic or such Subsidiary or (D) a Contract containing a license under any Patent, Trademark or copyright registration to any third party to manufacture or produce any product, service or technology of Synlogic or any of its Subsidiaries (except to the extent such license is granted by Synlogic or any of its Subsidiaries to its service providers for provision of goods or services to Synlogic or any of its Subsidiaries) or any Contract to sell, distribute or commercialize any products or service of Synlogic or any of its Subsidiaries, in case of clause (D), except for Synlogic Contracts entered into in the Ordinary Course of Business;

(xi) each Synlogic Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Synlogic or any of its Subsidiaries in connection with the Contemplated Transactions;

(xii) each Synlogic Contract to which Synlogic or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves recurring annual obligations of payment by, or recurring annual payments to, Synlogic or such Subsidiary in excess of $100,000;

(xiii) a Synlogic Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Synlogic Disclosure Schedule; or

(xv) any other Synlogic Contract that is not terminable at will (with no penalty or payment and with no more than 90 days’ notice) by Synlogic or any of its Subsidiaries, and that includes an express obligation for payment or receipt by Synlogic or such Subsidiary after the date of this Agreement under any such obligation of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, other than Synlogic Contracts for provision of legal or accounting services.

(b) Synlogic has delivered or made available to Caldera accurate and complete copies of all Synlogic Material Contracts, including all amendments thereto. There are no Synlogic Material Contracts that are not in written form. Neither Synlogic nor any of its Subsidiaries has, nor, to the Knowledge of Synlogic as of the date of this Agreement, has any other party to a Synlogic Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any such Synlogic Material Contract in such manner as would permit any other party to cancel or terminate any such Synlogic Material Contract, or would permit any other party to seek material damages thereunder. As to Synlogic and its Subsidiaries, as of the date of this Agreement, each Synlogic Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Synlogic Material Contract to change, any material amount paid or payable to Synlogic or any of its Subsidiaries under any Synlogic Material Contract or any other material term or provision of any Synlogic Material Contract.

4.14 Absence of Certain Agreements. As of the date hereof, neither Parent, Caldera Merger Sub and Synlogic Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of Synlogic would be entitled to receive, in respect of any share of Parent Common Stock, consideration of a different amount or nature than the Synlogic Merger Shares or pursuant to which any stockholder of Synlogic has agreed to vote to adopt this Agreement or, other than the Synlogic Stockholder Support Agreements, has agreed to vote against any Superior Offer or (ii) pursuant to which any stockholder of Synlogic or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent, Caldera Merger Sub and Synlogic Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, other than the Synlogic Stockholder Support Agreements and the Caldera Stockholder Support Agreements, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Synlogic’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement or the operations of Parent, Synlogic or any of their Subsidiaries or, following the Synlogic Effective Time, the Synlogic Merger Surviving Corporation or any of its Subsidiaries. None of Parent, Caldera Merger Sub and Synlogic Merger Sub (or any of their respective Affiliates) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Synlogic or any of its Subsidiaries in connection with the Mergers.

4.15 Compliance; Permits; Restrictions.

(a) Synlogic and each of its Subsidiaries is, and since January 1, 2023, has been in material compliance with all applicable Laws, including the FDCA, the PHSA, FDA regulations adopted thereunder or any other applicable Law administered or enforced by the FDA or other Drug Regulatory Agency. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Synlogic, threatened against Synlogic or any of its Subsidiaries. There is no agreement or Order binding upon Synlogic or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Synlogic or any of its Subsidiaries, any acquisition of material property by Synlogic or any of its Subsidiaries or the conduct of business by Synlogic or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Synlogic’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Synlogic and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Synlogic as currently conducted (collectively, the “Synlogic Permits”). Section 4.15(b) of the Synlogic Disclosure Schedule identifies each Synlogic Permit. Each of Synlogic and its Subsidiaries is in material compliance with the terms of the Synlogic Permits. No Legal Proceeding is pending or, to the Knowledge of Synlogic, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Synlogic Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Synlogic, threatened in writing with respect to an alleged material violation by Synlogic or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, or any other applicable Law administered or enforced by a Drug Regulatory Agency.

(d) Each of Synlogic and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Synlogic as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Synlogic Product Candidates”) (collectively, the “Synlogic Regulatory Permits”) and no such Synlogic Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner, in the case of each of (i) and (ii) by a Drug Regulatory Agency. Synlogic has timely maintained and is in compliance in all material respects with the Synlogic Regulatory Permits and neither Synlogic nor any of its Subsidiaries has, since January 1, 2023, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Synlogic Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Synlogic Regulatory Permit.

(e) As of the date of this Agreement, all clinical, non-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Synlogic or its Subsidiaries, in which Synlogic or its Subsidiaries or their respective product candidates, including the Synlogic Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 58 and 312, 45 C.F.R. Part 46, and all other applicable Laws governing informed consent, institutional review boards, and the protection of human subjects. Other than as set forth on Section 4.15(e) of the Synlogic Disclosure Schedule, neither Synlogic nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Synlogic, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Synlogic or any of its Subsidiaries or in which Synlogic or any of its Subsidiaries or its current product candidates, including the Synlogic Product Candidates, have participated.

(f) Neither Synlogic nor any of its Subsidiaries, and, to the Knowledge of Synlogic, any contract manufacturer in relation to its activities with respect to any Synlogic Product Candidate, is the subject of any pending or, to the Knowledge of Synlogic, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Synlogic, neither Synlogic nor any of its Subsidiaries nor any contract manufacturer in relation to its activities with respect to any Synlogic Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Synlogic’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Synlogic, any of its Subsidiaries, and to the Knowledge of Synlogic, any contract manufacturer in relation to its activities with respect to any Synlogic Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Synlogic, no debarment or exclusionary claims, actions, proceedings or investigations in respect of Synlogic’s or its Subsidiaries’ business or Synlogic Product Candidates are pending or threatened against Synlogic, any of its Subsidiaries, and to the Knowledge of Synlogic, any contract manufacturer in relation to its activities with respect to any Synlogic Product Candidate, or any of its respective officers, employees or agents. Neither Synlogic nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Synlogic, for the benefit of, Synlogic or its Subsidiaries in connection with any Synlogic Product Candidate, since January 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680 and the applicable respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Synlogic or its Subsidiaries, and to the Knowledge of Synlogic, no manufacturing site of a contract manufacturer or laboratory, with respect to any Synlogic Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since January 1, 2023, received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with the FDCA, PHSA or any other applicable Law, and, to the Knowledge of Synlogic, neither the FDA nor any other Governmental Authority is considering such action.

4.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of Synlogic, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Synlogic or any of its Subsidiaries or any Synlogic Associate (in his or her capacity as such) or any of the material assets owned or used by Synlogic or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Synlogic or any of its Subsidiaries, or any of the material assets owned or used by Synlogic or any of its Subsidiaries is subject. To the Knowledge of Synlogic, no officer or other Key Employee of Synlogic or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Synlogic or any of its Subsidiaries or to any material assets owned or used by Synlogic or any of its Subsidiaries.

4.17 Tax Matters.

(a) Each of Synlogic and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where Synlogic or any of its Subsidiaries does not file a particular type of Tax Return that Synlogic or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b) All income Taxes and any other material amounts of Taxes due and owing by Synlogic and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Synlogic and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Synlogic Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Synlogic Balance Sheet. Since the date of the Synlogic Balance Sheet, neither Synlogic nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Synlogic and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Synlogic or any of its Subsidiaries.

(e) No deficiencies for income Taxes or any other material amount of Taxes with respect to Synlogic or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of a material amount of Taxes of Synlogic or any of its Subsidiaries. Neither Synlogic nor any of its Subsidiaries has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f) Neither Synlogic nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Synlogic nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Synlogic). Neither Synlogic nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Synlogic) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Within the past two (2) years, neither Synlogic nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Synlogic nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Synlogic nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed at or prior to the Closing; (iii) installment sale or open transaction disposition made at or prior to the Closing; (iv) prepaid amount, advance payments or deferred revenue received or accrued at or prior to the Closing; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 4.17(k) of the Synlogic Disclosure Schedule sets forth the entity classification of Synlogic and each of its Subsidiaries for U.S. federal income tax purposes. Neither Synlogic nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Synlogic nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Synlogic, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(m) For purposes of this Section 4.17, each reference to Synlogic or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Synlogic or any of its Subsidiaries.

4.18 Employee and Labor Matters; Benefit Plans.

(a) Section 4.18(a) of the Synlogic Disclosure Schedule contains a complete and accurate list of all Synlogic employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; target bonus opportunity; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable

(b) Section 4.18(b) of the Synlogic Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the individual independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Synlogic and classified by Synlogic as other than employees, or compensated other than through wages paid by Synlogic through Synlogic’s payroll department (“Synlogic Contingent Workers”), showing for each Synlogic Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c) Neither Synlogic nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Synlogic Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Synlogic, purporting to represent or seeking to represent any Synlogic Associates, including through the filing of a petition for representation election.

(d) Section 4.18(d) of the Synlogic Disclosure Schedule lists all material Synlogic Employee Plans.

(e) As applicable with respect to each material Synlogic Employee Plan, Synlogic has made available to Caldera, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports required to be filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f) Each Synlogic Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code. To the Knowledge of Synlogic, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Synlogic Employee Plan or the Tax exempt status of any related trust.

(g) Each Synlogic Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Synlogic, threatened with respect to any Synlogic Employee Plan. All material payments and/or contributions required to have been made with respect to all Synlogic Employee Plans have been made or accrued on the financial statements of Synlogic in accordance with the terms of the applicable Synlogic Employee Plan and applicable Law and neither Synlogic nor any Synlogic ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Synlogic Employee Plan.

(h) Neither Synlogic, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to, or has in the past six (6) years, maintained, contributed to, has been required to contribute to, or has had any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i) No Synlogic Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state Law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j) No Synlogic Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k) Each Synlogic Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code, and applicable guidance thereunder, and no compensation has been or would reasonably be expected to be includable in the gross income of any Synlogic Associate as a result of the operation of Section 409A of the Code.

(l) Synlogic and its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. Except as would not reasonably be expected to have, individually or in the aggregate, a Synlogic Material Adverse Effect, there are no, and since January 1, 2023 there have been no, Legal Proceedings pending or, to the Knowledge of Synlogic, threatened against Synlogic or any of its Subsidiaries relating to any labor or employment matters or any Synlogic Associate. Synlogic is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m) Since January 1, 2023, (i) Synlogic has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Synlogic or any of its Subsidiaries has been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n) Since January 1, 2023, there has not been, nor to the Knowledge of Synlogic has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Synlogic or its Subsidiaries.

(o) There is no contract, agreement, plan or arrangement to which Synlogic or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Synlogic Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) Except as set forth in Section 4.18(p) of the Synlogic Disclosure Schedules, none of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment or benefit (including severance, forgiveness of indebtedness or otherwise) becoming due to a Synlogic Associate, (ii) increase in any benefits or the compensation payable under any Synlogic Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Synlogic or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Synlogic Merger Surviving Corporation, to merge, amend, terminate or transfer any Synlogic Employee Plan, or (v) “parachute payment” (within the meaning of Section 280G of the Code).

4.19 Environmental Matters. Since January 1, 2023, Synlogic and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Synlogic of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Synlogic Material Adverse Effect. Neither Synlogic nor any of its Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Synlogic or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Synlogic, there are no circumstances that may prevent or interfere with Synlogic’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Synlogic Material Adverse Effect. To the Knowledge of Synlogic: (a) no current or prior owner of any property leased or controlled by Synlogic or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Synlogic or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Synlogic or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Synlogic nor any of its Subsidiaries has any material Liability under any Environmental Law.

4.20 Insurance. Synlogic has made available to Caldera accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Synlogic and its Subsidiaries. Each of such insurance policies is in full force and effect and Synlogic and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, neither Synlogic nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Synlogic and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Synlogic or such Subsidiary for which Synlogic or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Synlogic or any of its Subsidiaries of its intent to do so.

4.21 Transactions with Affiliates. Except as set forth in the Synlogic SEC Documents filed prior to the date of this Agreement, since the date of Synlogic’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Synlogic pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not otherwise been reported.

4.22 No Financial Advisors. Except as set forth on Section 4.22 of the Synlogic Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Synlogic.

4.23 Valid Issuance; No Bad Actor. The Parent Common Stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Synlogic, as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Synlogic or, to Synlogic’s Knowledge, any Synlogic Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.24 Privacy and Data Security.

(a) Synlogic and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Synlogic Contracts relating to privacy, data security, collection or use of Personal Information of any individuals that interact with Synlogic or any of its Subsidiaries in connection with the operation of Synlogic’s and its Subsidiaries’ business, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Synlogic Material Adverse Effect. To the Knowledge of Synlogic, Synlogic has implemented and maintains commercially reasonable written policies and procedures (“Synlogic Privacy Policies”), satisfying the requirements of applicable Privacy Laws and Synlogic Contracts, concerning the privacy, data security, collection and use of Personal Information and has complied with the same, except for such noncompliance that has not to the Knowledge of Synlogic had, and would not reasonably be expected to have, individually or in the aggregate, a Synlogic Material Adverse Effect. To the Knowledge of Synlogic, as of the date hereof, no claims have been asserted or threatened against Synlogic by any Person alleging a violation of Privacy Laws, Synlogic Privacy Policies and/or the applicable terms of any Synlogic Contracts relating to data privacy, security, collection or use of Personal Information of any individuals and Synlogic has not received written notice of any of the same. To the Knowledge of Synlogic, there have been no data security incidents, personal data breaches or incidents related to Personal Information or Synlogic data in the custody or control of Synlogic or any service provider acting on behalf of Synlogic, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Synlogic Contract.

(b) The information technology assets and equipment of Synlogic and its Subsidiaries (collectively, “Synlogic IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Synlogic and its Subsidiaries as currently conducted, and to the Knowledge of Synlogic, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Synlogic and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards designed to protect Personal Information processed by or on behalf of Synlogic and its Subsidiaries, any other material confidential information and the security of Synlogic IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other Person.

4.25 No Other Representations or Warranties. Synlogic and its Subsidiaries hereby acknowledge and agree that, except for the representations and warranties contained in this Agreement, neither Caldera nor any of its Subsidiaries nor any other person on behalf of Caldera or its Subsidiaries makes any express or implied representation or warranty with respect to Caldera or its Subsidiaries or with respect to any other information provided to Synlogic, its stockholders or any of its Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Caldera set forth in Article III (in each case as qualified and limited by the Caldera Disclosure Schedule)) none of Synlogic, its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Caldera and Synlogic as follows:

5.1 Due Organization. Parent is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

5.2 Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board (at a meeting duly called and held or by written consent in lieu thereof in accordance with the Organizational Documents of Parent) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that its stockholder vote to approve the Mergers. This Agreement has been duly executed and delivered by Parent, and assuming the due authorization, execution and delivery by Synlogic, Caldera, Synlogic Merger Sub and Caldera Merger Sub, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

5.3 No Vote of Parent Stockholders; Required Approval. The vote or Consent of Synlogic as the sole stockholder of Parent is the only vote or consent of the holders of any class or series of capital stock of Parent necessary to approve the Mergers and adopt this Agreement, which Consent shall be given immediately following the execution of this Agreement.

5.4 Litigation. There are no Legal Proceedings pending, or, to the Knowledge of Parent, threatened in writing, that would reasonably be expected to be material to Parent. Parent is not subject to any Order.

5.5 Absence of Certain Agreements. As of the date hereof, other than the Caldera Stockholder Support Agreements, the Synlogic Stockholder Support Agreements and the Securities Purchase Agreement, neither Parent nor any of its respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Synlogic would be entitled to receive, in respect of any share of Parent Common Stock, consideration of a different amount or nature than the Synlogic Merger Shares or pursuant to which any stockholder of the Synlogic has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Offer or (ii) pursuant to which any stockholder of the Synlogic or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent in connection with the transactions contemplated by this Agreement. As of the date hereof, other than the Caldera Stockholder Support Agreements, the Synlogic Stockholder Support Agreements, the Lock-Up Agreement and the Securities Purchase Agreement, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Synlogic and Parent or any of their respective Affiliates, on the one hand, and any member of the Synlogic’s management or directors, on the other hand, that relate in any way to, or are in connection with, the Contemplated Transactions or the operations of the Parent, Synlogic or any of their Subsidiaries or, following the Synlogic Effective Time, the Synlogic Merger Surviving Corporation or any of its Subsidiaries. None of Parent nor any of its Affiliates (which for this purpose will be deemed to include each direct investor in Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Synlogic or any of its Subsidiaries in connection with the Mergers.

5.6 Stock Ownership. Parent does not own any shares of capital stock of Caldera. None of Parent nor any of its respective Affiliates is an “interested stockholder” of Caldera as defined in Section 203(c) of Delaware Law.

5.7 Brokers’ Fees. There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Contemplated Transactions, for which Caldera or Synlogic or any of their Subsidiaries would be liable.

5.8 Parent Information. The written information supplied or to be supplied by Parent specifically for inclusion in the Synlogic Proxy Statement will not, at the time the Synlogic Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the stockholders of the Synlogic, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

COVENANTS

6.1 Conduct of Caldera’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Synlogic shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Synlogic Effective Time (the “Pre-Closing Period”), Caldera shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Caldera Material Contracts.

(b) Except (A) as expressly contemplated or permitted by this Agreement, (B) as set forth in Section 6.1(b) of the Caldera Disclosure Schedule, (C) as required by applicable Law or (D) with the prior written consent of Synlogic (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Caldera shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) amend or otherwise change its Organizational Documents;

(ii) sell, lease, license or otherwise dispose of any material assets of Caldera or any of its Subsidiaries, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(iii) except for the Caldera Preferred Stock Conversion, the Concurrent Financing, and the issuance of securities under this Agreement, take any action with respect to any equity interests of Caldera or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(iv) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness, other than the incurrence of indebtedness in the Ordinary Course of Business;

(v) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Caldera Capital Stock or the securities of any Subsidiary of Caldera;

(vi) create or otherwise incur any Encumbrance on any material asset of Caldera or any of its Subsidiaries, other than Permitted Encumbrances;

(vii) make any loans, advances or capital contributions to, or investments in, any Person other than trade payables in the Ordinary Course of Business;

(viii) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 3.13 of the Caldera Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms not materially less favorable to Caldera or any of its Subsidiaries than the terms of such Contract in effect as of the date of this Agreement;

(ix) enter into any Contract that would be required to be disclosed in Section 3.13 of the Caldera Disclosure Schedule if such Contract were in effect as of the date of this Agreement (it being understood that (A) the entry of any such Contract in the Ordinary Course of Business shall be permitted so long as such Contract does not contains terms of the type described in clauses (v) or (vi) of Section 3.13(a) and (B) Caldera may enter into securities purchase agreements to issue shares of Caldera Common Stock in the Concurrent Financing immediately prior to the Caldera Effective Time at a per share price that is not less than the per share price provided in the Securities Purchase Agreement and on terms and conditions substantially similar to the terms and conditions of the Securities Purchase Agreement);

(x) except as required by any Caldera Employee Plan or applicable Law, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Caldera Associate, other than annual increases in base compensation in the Ordinary Course of Business with respect to employees whose annual base compensation is less than $250,000 and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Caldera and its Subsidiaries, (ii) grant or pay any bonuses to any Caldera Associate (other than pursuant to existing bonus programs or arrangements set forth on Section 3.17(a) of the Caldera Disclosure Schedules), (iii) establish, enter into or adopt any new material Caldera Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Caldera Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Caldera and its Subsidiaries or the Surviving Corporation, any existing Caldera Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Caldera Associate, (iv) grant to any Caldera Associate any right to receive, or pay to any Caldera Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Caldera Associate, (vi) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards other than in the Ordinary Course of Business to newly hired employees or (vii) hire, terminate (other than for cause), promote or change the employment status or title of any Caldera Associate except that in each case for (i) through (vii) in this Section 6.1(b)(x), Caldera shall be permitted to take any action as set forth herein in the Ordinary Course of Business;

(xi) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(xii) settle any material Legal Proceeding involving Caldera or any of its Subsidiaries or relating to the transactions contemplated by this Agreement;

(xiii) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Caldera following the Closing;

(xiv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(xv) make any material change in any method of financial accounting or financial accounting practice of Caldera or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(xvi) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Caldera or any of its Subsidiaries; or

(xvii) agree or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent or Synlogic, directly or indirectly, the right to control or direct the operations of Caldera prior to the Caldera Effective Time. Prior to the Caldera Effective Time, Caldera shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.2 Conduct of Synlogic’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Caldera shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Synlogic shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Synlogic Material Contracts.

(b) Except (A) as expressly contemplated or permitted by this Agreement, (B) as set forth in Section 6.2(b) of the Synlogic Disclosure Schedule, (C) as required by applicable Law or (D) with the prior written consent of Caldera (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Synlogic shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) except in connection with the Annual Meeting Synlogic Stockholder Vote or the Synlogic Reverse Stock Split, amend or otherwise change its Organizational Documents;

(ii) sell, lease, license or otherwise dispose of any material assets (other than Intellectual Property) of Synlogic or any of its Subsidiaries, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(iii) except in connection with the Synlogic Reverse Stock Split and the issuance of securities under this Agreement, take any action with respect to any equity interests of Synlogic or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(iv) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness, other than the incurrence of indebtedness in the Ordinary Course of Business;

(v) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Synlogic Common Stock or the securities of any Subsidiary of Synlogic;

(vi) create or otherwise incur any Encumbrance on any material asset of Synlogic or any of its Subsidiaries, other than Permitted Encumbrances;

(vii) make any loans, advances or capital contributions to, or investments in, any Person other than trade payables in the Ordinary Course of Business;

(viii) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 4.13 of the Synlogic Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms, not materially less favorable to Synlogic or any of its Subsidiaries than the terms of such Contract in effect as of the date of this Agreement;

(ix) enter into any Contract that would be required to be disclosed in Section 4.13 of the Synlogic Disclosure Schedule if such Contract were in effect as of the date of this Agreement;

(x) except as required by any Synlogic Employee Plan or applicable Law, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Synlogic Associate, (ii) grant or pay any bonuses to any Synlogic Associate (other than pursuant to existing bonus programs or arrangements set forth on Section 4.18(a) of the Synlogic Disclosure Schedules), (iii) establish, enter into or adopt any new Synlogic Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Synlogic Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Synlogic and its Subsidiaries or the Surviving Corporation, any existing Synlogic Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Synlogic Associate, (iv) grant to any Synlogic Associate any right to receive, or pay to any Synlogic Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Synlogic Associate, (vi) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards or (vii) hire, terminate (other than for cause), promote or change the employment status or title of any Synlogic Associate;

(xi) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(xii) settle any material Legal Proceeding involving Synlogic or any of its Subsidiaries or relating to the transactions contemplated by this Agreement;

(xiii) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Synlogic following the Closing;

(xiv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(xv) make any material change in any method of financial accounting or financial accounting practice of Synlogic or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(xvi) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Synlogic or any of its Subsidiaries; or

(xvii) agree or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Caldera, directly or indirectly, the right to control or direct the operations of Synlogic prior to the Synlogic Effective Time. Prior to the Synlogic Effective Time, Synlogic shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.3 Conduct of Parent’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Caldera shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law.

(b) Except (A) as expressly contemplated or permitted by this Agreement, (B) as required by applicable Law or (C) with the prior written consent of Caldera (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) sell, lease, license or otherwise dispose of any material assets of Parent, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(ii) take any action with respect to any equity interests of Parent or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(iii) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness;

(iv) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Parent Common Stock or the securities of any Subsidiary of Parent;

(v) create or otherwise incur any Encumbrance on any material asset of Parent or any of its Subsidiaries, other than Permitted Encumbrances;

(vi) make any loans, advances or capital contributions to, or investments in, any Person other than trade payables in the Ordinary Course of Business;

(vii) enter into any Contract;

(viii) hire or terminate any employees;

(ix) settle any material Legal Proceeding involving Parent or relating to the transactions contemplated by this Agreement;

(x) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Parent following the Closing;

(xi) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(xii) make any material change in any method of financial accounting or financial accounting practice of Parent or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(xiii) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Parent or any of its Subsidiaries; or

(xiv) agree or commit to do any of the foregoing.

6.4 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable written notice, Synlogic, on the one hand, and Caldera, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet (with virtual meeting sufficient), during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem reasonably necessary or appropriate, and (iv) promptly provide the other Party with copies, when available, of unaudited financial statements or management accounts, and communications sent by or on behalf of such Party to its stockholders or any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Synlogic or Caldera pursuant to this Section 6.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 6.4, no access or examination contemplated by this Section 6.4 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which such Party is bound, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

6.5 No Solicitation.

(a) Each of Synlogic and Caldera agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, assist, initiate, engage, or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person or group (other than in a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2 and Section 7.3), (v) negotiate, execute or enter into any letter of intent, agreement in principle, acquisition agreement or any other Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (vii) release any Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, the release or waiver of which could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, or (viii) publicly propose to do any of the following.

(b) Notwithstanding anything contained in this Section 6.5 and subject to compliance with this Section 6.5, prior to obtaining the Required Synlogic Stockholder Approval, Synlogic may furnish nonpublic information regarding Synlogic and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited, written Acquisition Proposal by such Person which the Synlogic Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Synlogic nor any Representative of Synlogic shall have breached this Section 6.5 in any material respect, (B) the Synlogic Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Synlogic Board’s fiduciary duties under applicable Law, (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, (D) Synlogic receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Synlogic furnishes such nonpublic information to Caldera (to the extent such information has not been previously furnished by Synlogic to Caldera). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 6.5 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.5 by such party for purposes of this Agreement.

(c) Notwithstanding anything contained in this Section 6.5 and subject to compliance with this Section 6.5, prior to obtaining the Required Caldera Stockholder Approval, Caldera may furnish nonpublic information regarding Caldera and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited, written Acquisition Proposal by such Person which the Caldera Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Caldera nor any Representative of Caldera shall have breached this Section 6.5 in any material respect, (B) the Caldera Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Caldera Board’s fiduciary duties under applicable Law, (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, (D) Caldera receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Caldera furnishes such nonpublic information to Synlogic (to the extent such information has not been previously furnished by Caldera to Synlogic).

(d) If any Party or any Representative of such Party receives an unsolicited Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) notify the other Party in writing of such Acquisition Proposal or Acquisition Inquiry, which notification shall contain the details of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and either a copy of such Acquisition Proposal if in writing or, if not, a written summary of the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto, and shall promptly provide the other Party with copies of any draft agreements related thereto delivered to (or by) such Party to the person making such Acquisition Proposal or Acquisition Inquiry.

(e) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person as soon as reasonably practicable after the date of this Agreement.

6.6 Notification of Certain Matters. During the Pre-Closing Period, each of Caldera, on the one hand, and Synlogic, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (ii) any non-compliance with any Law is alleged or any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, in each case, in such person’s capacity as such, (iii) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (iv) the failure of such Party to timely comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII impossible or materially less likely or could otherwise materially impact the consummation of the Contemplated Transactions. No such notice shall be deemed to supplement or amend the Caldera Disclosure Schedule or the Synlogic Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by Caldera or Synlogic in this Agreement or (B) determining whether any condition set forth in Article VIII has been satisfied. Any failure by either Party to provide notice pursuant to this Section 6.6, or any delay in providing such notice, shall not be deemed to be a breach for purposes of Section 8.2(b) or 8.3(b), as applicable, unless such delay or failure to provide such notice was results in material prejudice to the another Party.

6.7 Synlogic ESPP. As soon as reasonably practicable following the date of this Agreement, the Synlogic Board shall adopt appropriate resolutions to provide that (a) no offering periods or purchase periods shall be commenced following as of the date hereof under the Synlogic ESPP and (b) the Synlogic ESPP will be terminated effective on the day prior to the Closing Date.

6.8 Concurrent Financing.

(a) Subject to the terms and conditions of this Agreement, Caldera shall use commercially reasonable efforts to obtain the Concurrent Financing on the terms and conditions described in the Securities Purchase Agreement and satisfy the conditions to the Concurrent Financing as described in the Securities Purchase Agreement. Caldera shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Securities Purchase Agreement without the prior written consent of Synlogic (not to be unreasonably withheld, conditioned or delayed). Caldera shall promptly deliver to the other Parties copies of any such termination, amendment, modification, waiver or replacement.

(b) Caldera shall use commercially reasonable efforts (i) to maintain in effect the Securities Purchase Agreement, (ii) to enforce its rights under the Securities Purchase Agreement and (iii) to comply with its obligations under the Securities Purchase Agreement.

(c) Caldera shall give the other Parties prompt notice (i) of any breach or default by any party to the Securities Purchase Agreement or definitive agreements related to the Concurrent Financing of which Caldera becomes aware, (ii) of the receipt of any written notice or other written communication from any purchaser with respect to any (x) actual breach, default, termination or repudiation by any party to the Securities Purchase Agreement or definitive agreements related to the Concurrent Financing of any provisions of the Securities Purchase Agreement or definitive agreements related to the Concurrent Financing or (y) material dispute or disagreement relating to the Concurrent Financing with respect to the obligation to fund the Concurrent Financing at or substantially simultaneously with the Closing, and (iii) if at any time for any reason Caldera believes in good faith that it will not be able to obtain all or any portion of the Concurrent Financing on the terms and conditions, in the manner or from the sources contemplated by the Securities Purchase Agreement or definitive agreements related to the Concurrent Financing. Caldera shall promptly provide information reasonably requested by the other Parties relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement (but in any event, no later than August 31, 2026 (the “Filing Deadline”), Parent and Synlogic in cooperation with Caldera, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which a proxy statement relating to the Required Synlogic Stockholder Meeting to be held in connection with the Mergers (together with any amendments thereof or supplements thereto, the “Synlogic Proxy Statement”) shall be included as a prospectus (the Synlogic Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Mergers (including, for the avoidance of doubt, shares of Parent Common Stock issued in exchange for shares of Caldera Common Stock issued in the Concurrent Financing). Each of Parent, Synlogic and Caldera shall use their commercially reasonable efforts to respond promptly to any comments of the SEC or its staff and to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Mergers. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Synlogic Proxy Statement.

(b) Parent and Synlogic each covenant and agree that the Registration Statement (and the letter to stockholders included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and Delaware Law, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Caldera covenants and agrees that the information supplied by or on behalf of Caldera, concerning itself, to Parent and Synlogic for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of Parent, Synlogic or Caldera makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

(c) Synlogic shall use commercially reasonable efforts to cause the Synlogic Proxy Statement to be filed with the SEC and mailed to Synlogic’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d) If at any time before the Closing (i) any Party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to Parent and Synlogic stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Each of Parent and Synlogic shall promptly notify Caldera if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuance in connection with the Mergers for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to Caldera copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e) Caldera shall reasonably cooperate with Parent and Synlogic and provide, and cause its Representatives to provide, Parent, Synlogic and their Representatives, with all true, correct and complete information regarding Caldera and its Subsidiaries that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting their respective obligations in Section 6.6, each of Synlogic and Caldera will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of their respective independent accounting firms, on or before the date on which the Registration Statement and each amendment thereof, if any, is filed with the SEC, that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (and reasonably satisfactory in form and substance to Parent).

(f) Caldera and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Registration Statement will be made by Parent, in each case, without Caldera and its legal counsel having been given reasonable opportunity to review and comment on such filing of, or amendment or supplement to, the Registration Statement.

7.2 Caldera Stockholder Approval.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Caldera shall prepare, with the cooperation of Synlogic, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Synlogic Proxy Statement, and the Caldera Stockholder Written Consent, in order to solicit the approval of Caldera’s stockholders, including but not limited to Caldera’s stockholders sufficient for the Required Caldera Stockholder Approval in lieu of a meeting pursuant to Section 228 of Delaware Law, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, and (ii) acknowledging that the approval given thereby is irrevocable. Caldera shall use its reasonable best efforts to cause Caldera’s stockholders sufficient for the Required Caldera Stockholder Approval to execute and deliver to Caldera the Caldera Stockholder Written Consent promptly following delivery thereof, and in any event no later than fifteen (15) days after the Registration Statement has been declared effective. Promptly following receipt of the duly executed Caldera Stockholder Written Consent, Caldera shall deliver a copy of the duly executed Caldera Stockholder Written Consent to Synlogic. Under no circumstances shall Caldera assert that any other approval or Consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. In connection with the Caldera Stockholder Written Consent, Caldera shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with Delaware Law, including Section 228 and Section 262 thereof, and the Organizational Documents of Caldera.

(b) Caldera agrees that, subject in all respects to Section 7.2(c): (i) the Caldera Board shall use commercially reasonable efforts to solicit stockholder approval within the timeframe set forth in Section 7.2(a) (the recommendation of the Caldera Board that Caldera’s stockholders vote to adopt and approve this Agreement being referred to as the “Caldera Board Recommendation”) and (ii) the Caldera Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Caldera Board shall not publicly propose to withhold, amend, withdraw or modify the Caldera Board Recommendation) in a manner adverse to Parent or Synlogic, and no resolution by the Caldera Board or any committee thereof to withdraw or modify the Caldera Board Recommendation in a manner adverse to Parent or Synlogic or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Caldera Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.2(b), and subject to compliance with Section 6.5 and Section 7.2, at any time prior to the receipt of the Required Caldera Stockholder Approval, (i) if Caldera receives a bona fide, unsolicited, written Superior Offer or (ii) as a result of a material development or change in circumstances that was not known or reasonably foreseen to the Caldera Board or any committee thereof on the date of this Agreement (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Caldera meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Caldera that occurs or arises after the date of this Agreement (a “Caldera Intervening Event”), the Caldera Board may make a Caldera Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Caldera Board determines in good faith, after consulting with outside legal counsel and reasonably considering all relevant factors, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Caldera has, and has caused its financial advisors and outside legal counsel to, during the Caldera Notice Period, negotiate with Synlogic in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Synlogic desires to negotiate) and (3) if after Synlogic shall have delivered to Caldera an irrevocable written offer to alter the terms or conditions of this Agreement during the Caldera Notice Period, the Caldera Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Caldera Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Synlogic receives written notice from Caldera confirming that the Caldera Board has determined to change its recommendation at least four (4) Business Days in advance of the Caldera Board Adverse Recommendation Change (the “Caldera Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Caldera Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Caldera Notice Period, Synlogic shall be entitled to deliver to Caldera one or more counterproposals to such Acquisition Proposal and Caldera will, and cause its Representatives to, negotiate with Synlogic in good faith (to the extent Synlogic desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Caldera’s stockholders would receive as a result of such potential Superior Offer), Caldera shall be required to provide Synlogic with notice of such material amendment and the Caldera Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Caldera Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 7.2(c) and the Caldera Board shall not make a Caldera Board Adverse Recommendation Change prior to the end of such Caldera Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Caldera Intervening Event, Caldera promptly notifies Synlogic, in writing, within the Caldera Notice Period before making a Caldera Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Caldera Board intends to make a Caldera Board Adverse Recommendation Change.

7.3 Synlogic Stockholder Meeting.

(a) Synlogic shall take all action necessary under applicable Law to call, give notice of and hold a meeting (such meeting, the “Synlogic Stockholder Meeting”) of the holders of Synlogic Common Stock to consider the Synlogic Stockholder Matters. The Synlogic Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Synlogic shall take reasonable measures to ensure that all proxies solicited in connection with the Synlogic Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Synlogic Stockholder Meeting, or a date preceding the date on which the Synlogic Stockholder Meeting is scheduled, Synlogic reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Synlogic Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Synlogic Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Synlogic Stockholder Meeting, Synlogic may postpone or adjourn, or make one or more successive postponements or adjournments of, the Synlogic Stockholder Meeting, each not to exceed ten (10) calendar days, as long as the date of the Synlogic Stockholder Meeting is not postponed or adjourned more than an aggregate of sixty (60) calendar days in connection with any postponements or adjournments.

(b) Synlogic agrees that, subject in all respects to Section 7.3(c), (i) the Synlogic Board shall recommend that the holders of Synlogic Common Stock approve the Synlogic Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 7.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Synlogic Board recommends that Synlogic’s stockholders vote to approve the Synlogic Stockholder Matters (the recommendation of the Synlogic Board being referred to as the “Synlogic Board Recommendation”) and (iii) the Synlogic Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Synlogic Board shall not publicly propose to withhold, amend, withdraw or modify the Synlogic Board Recommendation) in a manner adverse to Caldera, and no resolution by the Synlogic Board or any committee thereof to withdraw or modify the Synlogic Board Recommendation in a manner adverse to Caldera or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Synlogic Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.3(b), and subject to compliance with Section 6.5 and Section 7.3, at any time prior to the approval of the Synlogic Stockholder Matters by the Required Synlogic Stockholder Approval, (i) if Synlogic receives a bona fide, unsolicited, written Superior Offer or (ii) as a result of a material development or change in circumstances that was not known or reasonably foreseen to the Synlogic Board or any committee thereof on the date of this Agreement (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Synlogic meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Synlogic that occurs or arises after the date of this Agreement (a “Synlogic Intervening Event”), the Synlogic Board may make a Synlogic Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Synlogic Board determines in good faith, after consulting with outside legal counsel and reasonably considering all relevant factors, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Synlogic has, and has caused its financial advisors and outside legal counsel to, during the Synlogic Notice Period, negotiate with Caldera in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Caldera desires to negotiate) and (3) if after Caldera shall have delivered to Synlogic an irrevocable written offer to alter the terms or conditions of this Agreement during the Synlogic Notice Period, the Synlogic Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Synlogic Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Caldera receives written notice from Synlogic confirming that the Synlogic Board has determined to change its recommendation at least four (4) Business Days in advance of the Synlogic Board Adverse Recommendation Change (the “Synlogic Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Synlogic Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Synlogic Notice Period, Caldera shall be entitled to deliver to Synlogic one or more counterproposals to such Acquisition Proposal and Synlogic will, and cause its Representatives to, negotiate with Caldera in good faith (to the extent Caldera desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Synlogic’s stockholders would receive as a result of such potential Superior Offer), Synlogic shall be required to provide Caldera with notice of such material amendment and the Synlogic Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Synlogic Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.3(c) and the Synlogic Board shall not make a Synlogic Board Adverse Recommendation Change prior to the end of such Synlogic Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Synlogic Intervening Event, Synlogic promptly notifies Caldera, in writing, within the Synlogic Notice Period before making a Synlogic Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Synlogic Intervening Event and that the Synlogic Board intends to make a Synlogic Board Adverse Recommendation Change.

(d) Reserved.

(e) Nothing contained in this Agreement shall prohibit Synlogic or the Synlogic Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Synlogic or the Synlogic Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Synlogic is unable to take a position with respect to the bidder’s tender offer unless the Synlogic Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further that Synlogic shall provide Caldera with a reasonable opportunity to review any such disclosure prior to the making thereof (to the extent practicable) and shall consider in good faith any comments from Caldera with respect thereto (it being understood that any Synlogic Board Adverse Recommendation Change shall be subject to Section 7.3(c)).

7.4 Efforts; Regulatory Approvals; Transaction Litigation.

(a) The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Contemplated Transactions.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, within five (5) Business Days after the date of this Agreement, all applications, notices, reports and other documents (if any) required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Authority.

(c) Without limiting the generality of the foregoing, Synlogic or Caldera, as applicable (hereinafter, the “Transaction Litigation Party”), shall give the other Party prompt (but not later than within two (2) Business Days) written notice of any “demand letter,” investigation by a Governmental Authority, or any Legal Proceeding initiated, or threatened in writing against the Transaction Litigation Party and/or its directors or officers relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) (including by providing copies of all pleadings or correspondence with respect thereto) and keep the other Party reasonably informed with respect to the status thereof. The Transaction Litigation Party shall, on behalf of the Parties hereto, control and lead all communications and strategy relating to any Transaction Litigation. The Transaction Litigation Party will (i) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the other Party’s advice with respect to such Transaction Litigation and (iv) not settle or consent or agree to settle or compromise any Transaction Litigation without the other

Party’s prior written consent and no such settlement shall (A) impose any liability or obligation on Caldera, Synlogic or Parent, (B) affect the consideration or timing of the Closing, or (C) include any admission of wrongdoing by Caldera, Synlogic or Parent, in each case without such Party’s prior written consent. Without otherwise limiting the rights of current or former directors and officers of the Transaction Litigation Party with regard to the right to counsel, following the Synlogic Effective Time, current or former directors and officers of the Transaction Litigation Party with rights to indemnification as described in Section 7.6 shall be entitled to retain a single counsel, selected by such indemnified parties, to represent them in connection with the defense of any Transaction Litigation as it relates to such directors and officers.

7.5 Disclosures. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Caldera and Synlogic may make any statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Caldera and Synlogic in compliance with this Section 7.5. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 7.3(d) or with an Acquisition Proposal, or Synlogic Board Adverse Recommendation Change with respect to Synlogic only pursuant to Section 7.3(e).

7.6 Indemnification of Officers and Directors.

(a) From the Synlogic Effective Time through the sixth anniversary of the date on which the Synlogic Effective Time occurs, each of Parent, the Caldera Merger Surviving Corporation, and the Synlogic Merger Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Synlogic Effective Time, a director or officer of Synlogic or Caldera, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Synlogic or of Caldera, whether asserted or claimed prior to, at or after the Synlogic Effective Time, in each case, to the fullest extent permitted under Delaware Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent, the Caldera Merger Surviving Corporation, and the Synlogic Merger Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to each of Parent, the Caldera Merger Surviving Corporation, and the Synlogic Merger Surviving Corporation, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. No other form of undertaking shall be required. All rights to indemnification, exculpation and advancement of expenses or other protection in respect of any claim asserted or made, and for which a D&O Indemnified Party delivers a written notice to Parent prior to the sixth (6th) anniversary of the Synlogic Effective Time asserting a claim for such protections pursuant to this Section 7.6, shall continue until the final disposition of such claim.

(b) The provisions of Synlogic Merger Surviving Corporation’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Synlogic that are presently set forth in Synlogic’s Organizational Documents shall not be amended, modified or repealed for a period of six years from the Synlogic Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Synlogic Effective Time, were officers or directors of Synlogic, unless such modification is required by applicable Law. The Synlogic Merger Surviving Corporation’s Organizational Documents shall contain, and Synlogic shall cause the certificate of incorporation of the Synlogic Merger Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in Synlogic’s Organizational Documents.

(c) From and after the Synlogic Effective Time, (i) the Caldera Merger Surviving Corporation shall fulfill and honor in all respects the obligations of Caldera to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Caldera’s Organizational Documents and pursuant to any indemnification agreements between Caldera and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Caldera Effective Time and (ii) the Synlogic Merger Surviving Corporation shall fulfill and honor in all respects the obligations of Synlogic to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Synlogic’s Organizational Documents and pursuant to any indemnification agreements between Synlogic and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Synlogic Effective Time.

(d) From and after the Synlogic Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Synlogic. In addition, Synlogic shall purchase, prior to the Synlogic Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of directors’ and officers’ liability coverage of Synlogic’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Synlogic Effective Time with respect to any claim related to any period of time at or prior to the Synlogic Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Synlogic’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Synlogic by reason of him or her serving in such capacity that existed or occurred at or prior to the Synlogic Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Synlogic’s initial public offering of shares of Synlogic Common Stock).

(e) The provisions of this Section 7.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Synlogic and Caldera by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(f) In the event Parent, the Synlogic Merger Surviving Corporation or the Caldera Merger Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Synlogic Merger Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.6. Parent shall cause the Synlogic Merger Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.6.

7.7 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Parent. Parent (at its own cost and expense) will file any necessary Tax Returns and other documentation as required by applicable Law with respect to such Transfer Taxes.

(b) At the Closing, each of Synlogic and Caldera shall deliver to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent; provided, however, that Parent’s only remedy for Caldera’s or Synlogic’s failure (as the case may be) to provide such form or certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and Caldera’s or Synlogic’s failure (as the case may be) to provide any such form or certificate will not be deemed to be a failure of the conditions set forth in Section 7.7 to have been met.

(c) The parties intend that, for United States federal income tax purposes, the Mergers will qualify for the Intended Tax Treatment and the Parties agree not to take any action (or fail to take any action) inconsistent with the Intended Tax Treatment. The Mergers shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as qualifying for the Intended Tax Treatment, including in the event the SEC requests or requires an opinion with respect to any discussion in a registration statement of the United States federal income Tax consequences of the Mergers to the stockholders of either Caldera or Synlogic. If such an opinion is requested or required by the SEC, it shall be provided by the tax advisor of the party receiving the request and shall be provided solely with respect to the consequences for that party’s stockholders. Each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion.

7.8 Listing. From the date hereof until the Synlogic Effective Time and the Caldera Effective Time, Synlogic shall remain quoted on the OTC Pink Limited Market, or its successor inter-dealer quotation system, if any (“OTC Pink”) until the Synlogic Effective Time. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law, the Parties shall prepare and Caldera shall file with Nasdaq a listing application (the “Nasdaq Listing Application”) for the listing of shares of Parent Common Stock on Nasdaq and shall use commercially reasonable efforts to cause the listing of shares of Parent Common Stock is authorized for listing on Nasdaq prior to the Caldera Effective Time, subject to official notice of issuance. Each Party and its Subsidiaries shall prepare and furnish all information (including any required financial statements) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Nasdaq Listing Application, provided that no Party shall use any such information for any other purpose without the prior written consent of the providing Party (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of applicable Law or other applicable securities Laws. Each of Parent and Synlogic authorizes Caldera to utilize in the Nasdaq Listing Application and in all such filed materials the information concerning Parent and its Subsidiaries and Synlogic and its Subsidiaries furnished by each of Parent and Synlogic, respectively. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties not filing the Nasdaq Listing Application will cooperate with Caldera as reasonably requested by Caldera with respect to the Nasdaq Listing Application and promptly furnish to such Party all information concerning itself, its members and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.8.

7.9 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Mergers by equityholders of Synlogic who are “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

7.10 Officers and Directors.

(a) Directors and Officers of Parent.

(i) Parent shall cause, effective as of the Caldera Effective Time, the Parent Board to consist of six (6) individuals selected by the Caldera Board in its sole discretion (subject to compliance with the applicable listing rules of Nasdaq) as set forth on Section 7.10(a)(i) of the Caldera Disclosure Schedule.

(ii) Parent shall cause the directors and officers of Parent listed on Section 7.10(a)(ii) of the Caldera Disclosure Schedule to sign written resignations in forms reasonably satisfactory to Caldera, dated on or before the Closing Date and effective as of the Caldera Effective Time.

(iii) Immediately following the Caldera Effective Time, Parent shall take all necessary action to appoint the officers of Caldera to become the equivalent officers of Parent until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(iv) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to Caldera with each individual to be appointed to, or serving on, the board of directors of Parent, which indemnification agreements shall continue to be effective following the Caldera Effective Time.

(b) Directors and Officers of the Synlogic Merger Surviving Corporation.

(i) The Parties shall take all actions necessary (A) so that from and after the Synlogic Effective Time, the Synlogic Merger Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 7.10(b) of the Caldera Disclosure Schedule and (B) to secure the resignations of the existing members of the board of directors of the Synlogic Merger Surviving Corporation.

(ii) The Parties shall take all actions necessary so that the officers of Caldera immediately prior to the Synlogic Effective Time shall, from and after the Synlogic Effective Time, be the officers of the Synlogic Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c) Directors and Officers of the Caldera Merger Surviving Corporation.

(i) The Parties shall take all actions necessary (A) so that from and after the Caldera Effective Time, the Caldera Merger Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 7.10(c) of the Caldera Disclosure Schedule and (B) to secure the resignations of the existing members of the board of directors of the Caldera Merger Surviving Corporation.

(ii) The Parties shall take all actions necessary so that the officers of Caldera immediately prior to the Caldera Effective Time shall, from and after the Caldera Effective Time, be the officers of the Caldera Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

7.11 Termination of Certain Agreements and Rights. Caldera shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Caldera and any holders of Caldera Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights to be terminated immediately prior to the Caldera Effective Time, without any liability being imposed on the part of Caldera or the Caldera Merger Surviving Corporation.

7.12 Section 16 Matters. Prior to the Synlogic Effective Time, Synlogic shall take all such steps as may be required to cause any acquisitions of Synlogic Common Stock and Synlogic Options in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Synlogic, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Allocation Certificate. Caldera will prepare and deliver to Parent and Synlogic at least two (2) Business Days prior to the Closing Date a certificate signed by an executive officer of Caldera in a form reasonably acceptable to Synlogic setting forth (as of immediately prior to the Caldera Effective Time) (a) each holder of Caldera Capital Stock, (b) such holder’s name and address, (c) the number and type of Caldera Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Caldera Capital Stock held by such holder as of immediately prior to the Caldera Effective Time (the “Allocation Certificate”). For the avoidance of doubt, the Allocation Certificate shall be prepared in good faith, in accordance with the Organizational Documents of Caldera and contracts applicable to Caldera Capital Stock, and the Caldera Options, and shall show each holder’s percentage ownership interest in Caldera on a fully diluted basis.

7.14 Reserved.

7.15 Obligations of Merger Subs. Parent will take all action necessary to cause each of Synlogic Merger Sub and Caldera Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

7.16 Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of Caldera, the Caldera Board, Synlogic and the Synlogic Board, as applicable, shall grant such approvals and take such actions as are necessary, to the extent permitted by Law, so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

7.17 Parent Equity Plans.

(a) Prior to the Synlogic Effective Time, Parent will cause the Parent Board to adopt the 2026 Equity Incentive Plan, subject to the Closing and effective as of the Synlogic Effective Time, and will include provisions in the Registration Statement for the stockholders of Parent to approve the 2026 Equity Incentive Plan. Subject to the approval of the 2026 Equity Incentive Plan by the stockholders of Parent prior to the Synlogic Effective Time, Parent shall file with the SEC, promptly after the Synlogic Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2026 Equity Incentive Plan.

(b) Prior to the Synlogic Effective Time, Parent will use commercially reasonable efforts to cause the Parent Board to adopt the 2026 ESPP, subject to the Closing and effective as of the Synlogic Effective Time, and will include provisions in the Registration Statement for the stockholders of Parent to approve the 2026 ESPP. Subject to the approval of the 2026 ESPP by the stockholders of Parent prior to the Synlogic Effective Time, Parent shall file with the SEC, promptly after the Synlogic Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2026 ESPP.

(c) For the avoidance of doubt, approval of the 2026 Plans by the stockholders of Parent shall not be a condition to Closing.

7.18 Synlogic 401(k) Plan. Unless otherwise requested by Caldera in writing at least ten (10) business days prior to the Closing Date, the Synlogic Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Synlogic Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Synlogic 401(k) Plan”). If Synlogic is required to terminate any Synlogic 401(k) Plan, then Synlogic shall provide to Caldera prior to the Closing Date written evidence of the adoption by the Synlogic Board of resolutions authorizing the termination of such Synlogic 401(k) Plan (the form and substance of which shall be subject to the reasonable prior review and approval of Caldera).

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(b) Synlogic shall have obtained the Required Synlogic Stockholder Approval, and Caldera shall have obtained the Required Caldera Stockholder Approval.

(c) The approval of the listing of shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Mergers pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(d) The Securities Purchase Agreement shall be in full force and effect and not subject to any termination, rescission or material adverse modification, and all conditions to the funding thereunder shall have been satisfied or waived (other than those to be satisfied at Closing) and cash proceeds of not less than the Concurrent Financing Amount shall have been received by Caldera, or will be received by Caldera substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to such Registration Statement that has not been withdrawn.

8.2 Conditions Precedent to Obligations of Caldera. The obligations of Caldera to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Caldera, at or prior to the Closing, of each of the following conditions:

(a) Each of the Synlogic Fundamental Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Synlogic Capitalization Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true, complete and correct on and as of immediately prior to the Synlogic Effective Time with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Synlogic contained in this Agreement (other than the Synlogic Fundamental Representations and the Synlogic Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Synlogic Material Adverse Effect (without giving effect to any references therein to any Synlogic Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Synlogic Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Synlogic Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) The existing shares of Synlogic Common Stock shall have remained quoted on the OTC Pink as of and from the date of this Agreement through the Closing Date.

(e) Synlogic shall have delivered to Caldera a certificate (the “Synlogic Closing Certificate”), dated the Closing Date and signed by an executive officer of Synlogic, certifying to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

(f) All conditions to the Synlogic Merger shall have been satisfied or waived (other than those to be satisfied at Closing) and the Synlogic Certificate of Merger shall have been filed by Parent, or will be filed by Parent substantially simultaneously with the Caldera Certificate of Merger.

8.3 Conditions Precedent to Obligations of Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub. The obligations of Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Synlogic, Caldera Merger Sub and Synlogic Merger Sub, at or prior to the Closing, of each of the following conditions:

(a) Each of the Caldera Fundamental Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Caldera Capitalization Representations shall have been true, complete and correct in all respects as of the date of this Agreement and shall be true and correct on and as of immediately prior to the Caldera Effective Time with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Caldera contained in this Agreement (other than the Caldera Fundamental Representations and the Caldera Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Caldera Material Adverse Effect (without giving effect to any references therein to any Caldera Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Caldera Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Caldera shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Caldera Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) Caldera shall have delivered to Synlogic a certificate (the “Caldera Closing Certificate”), dated the Closing Date and signed by an executive officer of Caldera, certifying to the effect that (i) the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied and (ii) the information set forth in the Allocation Certificate delivered by Caldera in accordance with Section 7.13 is true and accurate in all respects as of the Closing Date.

(e) The Lock-Up Agreements will continue to be in full force and effect as of immediately following the Caldera Effective Time.

(f) All conditions to the Caldera Merger shall have been satisfied or waived (other than those to be satisfied at Closing) and the Caldera Certificate of Merger shall have been filed by Parent, or will be filed by Parent substantially simultaneously with the Synlogic Certificate of Merger.

8.4 Frustration of Closing Conditions. Synlogic may not rely on the failure of any conditions set forth in Sections 8.1 or 8.3 to be satisfied if the primary cause of such failure was the failure of Synlogic to perform any of its obligations under this Agreement. Caldera may not rely on the failure of any conditions set forth in Sections 8.1 or 8.2 to be satisfied if the primary cause of such failure was the failure of Caldera to perform any of its obligations under this Agreement.

ARTICLE IX

CLOSING DELIVERIES

9.1 Closing Deliveries of Caldera. The obligations of Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to Synlogic receiving the following documents, each of which shall be in full force and effect, or the written waiver by Synlogic of delivery:

(a) the Caldera Stockholder Written Consents;

(b) the Allocation Certificate; and

(c) the Caldera Closing Certificate.

9.2 Closing Deliveries of Synlogic. The obligations of Caldera to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to Caldera receiving the following documents, each of which shall be in full force and effect, or the written waiver by Caldera of delivery:

(a) the Synlogic Net Cash Schedule;

(b) the Synlogic Closing Certificate; and

(c) written resignations in forms satisfactory to Caldera, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Synlogic who are not to continue as officers or directors of Synlogic pursuant to Section 7.10 hereof.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated, and the Mergers and the Contemplated Transactions may be abandoned at any time prior to the Closing Date, whether before or (subject to the terms hereof) after approval of the Synlogic Stockholder Matters by Synlogic’s stockholders, unless otherwise specified below:

(a) by mutual written consent of Synlogic and Caldera;

(b) by either Synlogic or Caldera if the Mergers shall not have been consummated by January 28, 2027 (subject to possible extension as provided in this Section 10.1(b), the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Synlogic or Caldera if such Party’s action or failure to act has been a principal cause of the failure of the Mergers to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is twenty-five (25) days prior to the Outside Date, then, if requested by either Synlogic or Caldera, the Parties shall discuss in good faith an extension to the Outside Date for an additional thirty (30) days, including, if requested by Caldera, discussing in good faith a loan by Synlogic to Caldera to fund development activities, trials and working capital requirements in such period;

(c) by either Synlogic or Caldera if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Synlogic if the Required Caldera Stockholder Approval shall not have been obtained and evidence thereof delivered to Synlogic within fifteen (15) days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Caldera Stockholder Approval has been obtained, Synlogic may not terminate this Agreement pursuant to this Section 10.1(d);

(e) by either Caldera or Synlogic if (i) the Synlogic Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Synlogic’s stockholders shall have taken a final vote on the Synlogic Stockholder Matters and (ii) the Synlogic Stockholder Matters shall not have been approved at the Synlogic Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Synlogic Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Synlogic where the failure to obtain the Required Synlogic Stockholder Vote shall have been caused by the action or failure to act of Synlogic and such action or failure to act constitutes a material breach by Synlogic of this Agreement;

(f) by Caldera (at any time prior to the approval of the Synlogic Stockholder Matters by the Required Synlogic Stockholder Approval) if a Synlogic Triggering Event shall have occurred;

(g) by Synlogic (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Caldera Stockholder Approval) if (i) a Caldera Triggering Event shall have occurred or (ii) the Caldera Board or any committee thereof shall have made a Caldera Board Adverse Recommendation Change;

(h) by Caldera, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Synlogic, Parent, Caldera Merger Sub or Synlogic Merger Sub or if any representation or warranty of Synlogic shall have become inaccurate such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Caldera is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Synlogic’s representations and warranties or breach by Synlogic, Parent, Caldera Merger Sub or Synlogic Merger Sub is curable by Synlogic, Parent, Caldera Merger Sub or Synlogic Merger Sub, as applicable, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Caldera to Synlogic of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Synlogic, Parent, Caldera Merger Sub or Synlogic Merger Sub is cured prior to such termination becoming effective); provided, further, a non-willful breach by Synlogic of its obligations to file or cause the filing of the Registration Statement by the Filing Deadline under Section 7.1(a) shall not permit a termination by Caldera pursuant to this Section 10.1(h), if the failure to file the Registration Statement by the Filing Deadline resulted from (i) events or circumstances outside of the reasonable control of Synlogic or (ii) Caldera’s breach of its obligations under this Agreement or Caldera’s failure to timely furnish information concerning itself that was reasonably and timely requested in connection with, and necessary for, the preparation of the Registration Statement and Synlogic Proxy Statement.

(i) by Synlogic, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Caldera, or if any representation or warranty of Caldera shall have become inaccurate, in either case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that none of Synlogic, Parent, Caldera Merger Sub or Synlogic Merger Sub is then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Caldera’s representations and warranties or breach by Caldera is curable by Caldera, then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Synlogic to Caldera of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by Caldera is cured prior to such termination becoming effective); provided, further, a non-willful breach by Caldera of its obligations to cooperate with Parent and Synlogic to file or cause the filing of the Registration Statement by the Filing Deadline under Section 7.1(a) shall not permit a termination by Synlogic pursuant to this Section 10.1(i), if the failure to cooperate with Parent and Synlogic to file the Registration Statement by the Filing Deadline resulted from (i) events or circumstances outside of the reasonable control of Caldera or (ii) Synlogic’s breach of its obligations under this Agreement or Synlogic’s failure to timely furnish information concerning itself that was reasonably and timely requested in connection with, and necessary for, the preparation of the Registration Statement and Synlogic Proxy Statement.

(j) by Synlogic (at any time prior to obtaining the Required Synlogic Stockholder Approval) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(j), concurrently with Synlogic’s entering into a definitive agreement for a Superior Offer (a “Permitted Alternative Agreement”); provided, however, that Synlogic shall not enter into any Permitted Alternative Agreement unless: (i) Caldera shall have received written notice from Synlogic of Synlogic’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Synlogic shall have complied with its obligations under Section 6.5 and Section 7.3 (including with respect to delivery of all required written notices), and (iii) the Synlogic Board shall have determined in good faith, after consultation with its outside legal counsel and reasonable consideration of relevant factors, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law;

(k) by Caldera (at any time prior to obtaining the Required Caldera Stockholder Approval) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(k), concurrently with Caldera’s entering into a Permitted Alternative Agreement and after having paid to Synlogic the Caldera Termination Fee pursuant to Section 10.3(f); provided, however, that Caldera shall not enter into any Permitted Alternative Agreement unless: (i) Synlogic shall have received written notice from Caldera of Caldera’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Caldera shall have complied with its obligations under Section 6.5 and Section 7.2 (including with respect to delivery of all required written notices), and (iii) the Caldera Board shall have determined in good faith and reasonable consideration of relevant factors, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; or

(l) by Caldera, if the approval of the listing of shares of Parent Common Stock on Nasdaq shall (i) have been denied by a final, non-appealable decision of Nasdaq or (ii) been denied by Nasdaq and the Caldera Board has determined, in good faith and after consultation with its outside counsel, that such approval is not reasonably likely to be obtained on appeal; provided, however, that the right to terminate this Agreement under this Section 10.1(l) shall not be available to Caldera if Caldera’s action or failure to act has been a principal cause of the failure of such approval being obtained and such action or failure to act constitutes a material breach of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Article XI shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. For purposes of this Section 10.2, (i) “fraud” means a knowing and intentional misrepresentation with respect to a representation or warranty in this Agreement, that was made with the intention to deceive or mislead the other Party, upon which such other Party reasonably relied and “fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory; and (ii) “willful and material breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, however, that Synlogic and Caldera shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of any filings with the SEC, including without limitation the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto, and paid to a financial printer or the SEC with respect to filing and registration fees.

(b) If this Agreement is terminated by Synlogic pursuant to Section 10.1(g) or by Caldera pursuant to Section 10.1(k), then Caldera shall pay to Synlogic within two (2) Business Days after termination, a nonrefundable fee in an amount equal to $5,000,000 (the “Caldera Termination Fee”).

(c) If this Agreement is terminated by Caldera pursuant to Section 10.1(f) or by Synlogic pursuant to Section 10.1(j), then Synlogic shall pay to Caldera within two (2) Business Days after termination, a nonrefundable fee in an amount equal to $1,000,000 (the “Synlogic Termination Fee” and, collectively with the Caldera Termination Fee, the “Termination Fees”).

(d) If (i) this Agreement is terminated by Synlogic or Caldera pursuant to Section 10.1(b) or (e) or by Caldera pursuant to Section 10.1(h), (ii) at any time after the date of this Agreement and prior to such termination (or, in the case of termination pursuant to Section 10.1(e), the Synlogic Stockholder Meeting) an Acquisition Proposal with respect to Synlogic shall have been publicly announced, disclosed or otherwise communicated to the Synlogic Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Synlogic enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Synlogic shall pay to Caldera, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), the Synlogic Termination Fee.

(e) If (i) this Agreement is terminated by Synlogic or Caldera pursuant to Section 10.1(b) or by Synlogic pursuant to Section 10.1(d) or (i), (ii) at any time after the date of this Agreement, and prior to the termination of this Agreement, an Acquisition Proposal with respect to Caldera shall have been publicly announced, disclosed or otherwise communicated to the Caldera Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Caldera enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Caldera shall pay to Synlogic, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), the Caldera Termination Fee.

(f) If either Party fails to pay when due the Termination Fee owed by it under this Section 10.3, then (i) such Party shall further reimburse the other Party for any additional reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 10.3 and (ii) the defaulting Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” at large United States money center banks (as published in the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(g) The Parties agree that, subject to Section 10.2, the payment of the Termination Fee set forth in this Section 10.3 shall be the sole and exclusive remedy of a Party following a termination of this Agreement by the other Party, it being understood that in no event shall the Party required to pay the individual fees or damages payable pursuant to this Section 10.3 be required to pay on more than one occasion. Subject to Section 10.2, following the termination of this Agreement under the circumstances described in this Section 10.3 and the payment of the fees set forth in this Section 10.3, (i) each Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the terminating Party or obtain any recovery, judgment or damages of any kind against the terminating Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of the terminating Party) in connection with or arising out of this Agreement or the termination thereof or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against the terminating Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated.

(h) Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (ii) the Caldera Termination Fee represents a good faith, fair estimate of the damages that Synlogic and its Affiliates would suffer upon termination of the Agreement, (iii) the Synlogic Termination Fee represents a good faith, fair estimate of the damages that Caldera and its Affiliates would suffer upon termination of the Agreement, (iv) without these agreements, the Parties would not enter into this Agreement and (v) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages which shall not require Synlogic or Caldera or any other Person to prove actual damages.

ARTICLE XI

GENERAL PROVISIONS

11.1 Non-Survival of Representations and Warranties. The representations and warranties of Parent, Caldera, Caldera Merger Sub, Synlogic and Synlogic Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Synlogic Effective Time, and only the covenants that by their terms survive the Synlogic Effective Time and this Article XI shall survive the Synlogic Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective Caldera Board, the Synlogic Board, and the boards of directors of Parent, Caldera Merger Sub, and Synlogic Merger Sub at any time (whether before or after obtaining the Required Caldera Stockholder Approval and the Required Synlogic Stockholder Approval); provided, however, that after any such approval of this Agreement by a Party’s stockholders or members (including the Required Caldera Stockholder Approval and the Required Synlogic Stockholder Approval), no amendment shall be made which by Law requires further approval of such stockholders or members without the further approval of such stockholders or members. Prior to the Closing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of Caldera, Parent, Caldera Merger Sub, Synlogic and Synlogic Merger Sub.

11.3 Waiver.

(a) Any provision hereof applicable to a Party may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (assuming no “Bounce-Back” message is received) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Synlogic, Parent, Caldera Merger Sub or Synlogic Merger Sub:

Synlogic, Inc.

PO Box 30

Winchester, MA 01890

Attention: [***]

Email: [***]

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

919 Third Avenue,

New York, NY 10022

Attention: [***]; [***]

Email: [***]; [***]

if to Caldera:

Caldera Therapeutics, Inc.

300 Technology Square, 8th Floor

Cambridge, MA 02139

Attention: [***]

Email: [***]

with a copy to (which shall not constitute notice):

Fenwick & West LLP

One Front Street, 33rd Floor

San Francisco, California 94111

Attention: [***]

Email: [***]

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 7.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CALDERA THERAPEUTICS, INC.

By:	/s/ Praveen Tipirneni
Name:	Praveen Tipirneni
Title:	Chief Executive Officer

SYNLOGIC, INC.

By:	/s/ Mary Beth Dooley
Name:	Mary Beth Dooley
Title:	Chief Executive Officer and Chief Financial Officer

SONIC HOLDCO, INC.

By:	/s/ Mary Beth Dooley
Name:	Mary Beth Dooley
Title:	President

YELLOWSTONE MERGER SUB, INC.

By:	/s/ Mary Beth Dooley
Name:	Mary Beth Dooley
Title:	President

SONIC MERGER SUB, INC.

By:	/s/ Mary Beth Dooley
Name:	Mary Beth Dooley
Title:	President

[Signature page to Agreement and Plan of Merger]

Exhibit A

Form of Synlogic Stockholder Support Agreement

[INTENTIONALLY OMITTED]

Exhibit B

Form of Caldera Stockholder Support Agreement

[INTENTIONALLY OMITTED]

Exhibit C

Form of Lock-Up Agreement

[INTENTIONALLY OMITTED]

Exhibit D

Form of Caldera Stockholder Written Consent

[INTENTIONALLY OMITTED]

Exhibit E

Form of Securities Purchase Agreement

[INTENTIONALLY OMITTED]